BALL CORPORATION
Notice of 2018
Annual Meeting
of Shareholders
and Proxy Statement

Wednesday,
April 25, 2018,
7:30 a.m., local time
10 Longs Peak Drive,
Broomfield, Colorado

Ball and  are trademarks of Ball Corporation, Reg. U.S. Pat. & Tm. Office

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, April 25, 2018
7:30 a.m., local time
10 Longs Peak Drive, Broomfield, Colorado 80021
The Annual Meeting of Shareholders of Ball Corporation will be held at the Corporation’s offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, on Wednesday, April 25, 2018, at 7:30 a.m. (MDT) for the following purposes:
1.
To elect three directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2021;

2.
To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for 2018;

3.
To approve, by non-binding advisory vote, the compensation of the named executive officers (“NEOs”) as disclosed in the following Proxy Statement; and

4.
To consider any other business as may properly come before the meeting, although it is anticipated that no business will be conducted other than the matters listed above.

Only holders of common stock of record at the close of business on March 1, 2018, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A Proxy Statement containing important information about the meeting and the matters being voted upon appears on the following pages.
Your vote is important. You are urged to read the accompanying proxy materials carefully and in their entirety and submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You have a choice of submitting your proxy by the Internet or by telephone, or, if you request a paper copy of the materials, by mail.
By Order of the Board of Directors,
Charles E. Baker
Corporate Secretary
March 14, 2018
Broomfield, Colorado

PLEASE NOTE: The 2018 Annual Meeting of Shareholders will be held to tabulate the votes cast and to report the results of voting on the items described above.
No management presentations or other business matters are planned for the meeting.

BALL CORPORATION
10 Longs Peak Drive, Broomfield, Colorado 80021-2510

PROXY STATEMENT
March 14, 2018

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, APRIL 25, 2018
Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting
The Proxy Statement, Form 10-K and Annual Report are Available
at http://materials.proxyvote.com

To Shareholders of Ball Corporation:
This Proxy Statement and the accompanying proxy are furnished to shareholders in connection with the solicitation by the Board of Directors of Ball Corporation (the “Corporation” or “Ball”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held April 25, 2018, for the purposes stated in the accompanying notice of the meeting. We are first furnishing and making available to shareholders the proxy materials on March 14, 2018.
Please submit your proxy as soon as possible so that your shares can be voted at the meeting. All properly completed proxies submitted by telephone or the Internet, and all properly executed written proxies returned by shareholders who request paper copies of the proxy materials, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting. Only holders of record of shares of the Corporation’s common stock as of the close of business on March 1, 2018, the record date for the Annual Meeting, are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting.
Any Ball Corporation shareholder of record as of March 1, 2018, the record date, desiring to submit a proxy by telephone or via the Internet will be required to enter the unique voter control number imprinted on the Ball Corporation proxy card, and therefore should have the proxy card for reference when initiating the process.
To submit your proxy by telephone, call 1-800-690-6903 on a touch-tone telephone and follow the menu instructions provided. There is no charge for this call.
To submit your proxy over the Internet, log on to the Website www.proxyvote.com and follow the instructions provided.
Similar instructions are included on the enclosed proxy card.
A shareholder of record of the Corporation may revoke a proxy in writing at any time prior to the meeting by sending written notice of revocation to the Corporate Secretary; by voting again by telephone; by voting via the Internet; by voting in writing if you requested your materials in paper copy; or by voting in person at the meeting.

ABOUT THE ANNUAL MEETING
Why am I receiving the Proxy Statement? You are receiving the Proxy Statement because you owned shares of Ball Corporation common stock on March 1, 2018, the record date, and that entitles you to vote at the Annual Meeting. The Corporation’s Board of Directors (“Board”) is soliciting your proxy to vote at the scheduled 2018 Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting in accordance with your written instructions. By use of a proxy, you can vote, whether or not you attend the meeting.
What will I be voting on? You will be voting on (1) the election of three director nominees named in this Proxy Statement for terms expiring at the 2021 annual meeting of shareholders; (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2018; and (3) an advisory vote to approve the compensation of the named executive officers.
What are the Board of Directors’ recommendations? The Board recommends a vote (1) FOR the election of the three director nominees named in this Proxy Statement; (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2018; and (3) FOR the advisory vote on the compensation of the named executive officers.
Could other matters be decided at the Annual Meeting? We do not know of any other matters that will be raised at the Annual Meeting. The Chairman will allow presentation of a proposal or a nomination for the Board from the floor at the Annual Meeting only if the proposal or nomination was properly submitted. The proxies will have discretionary authority, to the extent permitted by law, to vote for or against other matters that may properly come before the Annual Meeting as those persons deem advisable.
How many votes can be cast by all shareholders? Each share of Ball Corporation common stock (other than 1,376 shares of common stock that have been granted as restricted stock without voting rights) is entitled to one vote on each of the three directors to be elected and one vote on each other matter that is properly presented at the Annual Meeting.
How do I vote my shares if I am a record holder? If you are a record holder of shares; that is, the shares are registered in your name and not the name of your broker or other nominee, you are urged to submit your proxy as soon as possible, so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by telephone or via the Internet as instructed on page 1 of the Proxy Statement and on your proxy card, or you can complete, sign, date and mail your proxy card if you request a paper copy of the proxy materials. You may also vote by attending the Annual Meeting, or sending a personal representative to the Annual Meeting with an appropriate proxy, in order to vote. Unless you or a personal representative plan to be in attendance and vote at the meeting, your vote must be received no later than 11:59 p.m. (EDT) on Tuesday, April 24, 2018.
How do I vote my shares if I hold my shares under the Employee Stock Purchase Plan (“ESPP”) or the 401(k) Plan? Participants may vote their shares in the manner set forth above; however, shares held through the Plans must be voted by 11:59 p.m. (EDT) on Sunday, April 22, 2018. The Trustee of the 401(k) Plan will vote the unvoted shares for each voting item in the same proportion as the voted shares for each item. The Administrator of the ESPP will vote the unvoted shares for that Plan in accordance with the Board of Directors’ recommendations.
How do I vote my shares if I hold my shares in “street name” through a bank or broker? If you hold your shares as a beneficial owner through a bank, broker or other nominee, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your shares are voted in the way you would like at the meeting. Your bank, broker or other nominee will send you specific instructions in this regard to vote your shares. If you do not provide instructions to your bank, broker or other nominee, whether your shares are voted depends on the type of item being considered for a vote. For example, under applicable stock exchange rules, brokers are permitted to vote on “discretionary” items if the voting instructions from the beneficial owners of the shares are not provided in a timely manner. Brokers are not permitted to vote on “nondiscretionary” items. The proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the meeting. In contrast, the other items to be voted on at the Annual Meeting are “nondiscretionary” items. This means brokerage firms that have not received voting instructions from their clients on these items may not vote on them. These so-called “broker nonvotes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the votes for such items.
Can I revoke my proxy or change my vote? Shareholders of record may revoke their proxies or change their votes in writing at any time prior to the meeting by sending written notice of revocation to the Corporate Secretary; by voting again by telephone or via the Internet; by voting in writing if they requested their materials in paper copy; or by voting in person at the meeting. Attendance in and of itself at the Annual Meeting will not revoke a proxy. For shares you hold beneficially but not of record, you may change your vote by submitting new voting instructions to your bank, broker or other nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
At the close of business on March 1, 2018, there were outstanding 350,551,810 shares of common stock. Other than 1,376 shares of common stock granted as restricted stock without voting rights, each of the shares of common stock is entitled to one vote. Shareholders do not have cumulative voting rights with respect to the election of directors.
Based on Schedule 13G filings with the Securities and Exchange Commission (“SEC”), the following table indicates the beneficial owners of more than 5% of the Corporation’s outstanding common stock as of December 31, 2017:
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	38,068,279 (1)	10.8
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	36,034,813 (2)	10.3
Wellington Management Group LLP Wellington Group Holdings LLP Wellington Investment Advisors Holdings LLP c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	21,890,225 (3)	6.3
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	21,337,588 (4)	6.1

(1)
12,331,332 shares with sole voting power.
38,068,279 shares with sole dispositive power.
No shares with shared voting power and shared dispositive power.

(2)
489,384 shares with sole power to vote or direct to vote.
61,503 shares with shared power to vote or direct to vote.
35,491,020 shares with sole power to dispose of or to direct the disposition of.
543,793 shares with shared power to dispose of or to direct the disposition of.

Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 388,101 shares or 0.11% of the common stock outstanding of the Corporation as a result of its serving as investment manager of collective trust accounts.
Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 254,106 shares or 0.07% of the common stock outstanding of the Corporation as a result of its serving as investment manager of Australian investment offerings.
(3)
16,543,135 shares with shared voting power.
21,890,225 shares with shared dispositive power.
No shares with sole voting and dispositive power.

The securities reported by Wellington Management Group LLP, as parent holding company of certain holding companies and Wellington Investment Advisers, are owned of record by clients of Wellington Investment Advisors. Wellington Investment Advisors Holdings LLP controls directly or indirectly through Wellington Management Global Holdings, Ltd., Wellington Investment Advisors. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.
(4)
18,486,362 shares with sole voting power.
21,337,588 shares with sole dispositive power.
No shares with shared voting power.
No shares with shared dispositive power.

BENEFICIAL OWNERSHIP
The following table lists the beneficial ownership of common stock of the Corporation of our director nominees, continuing directors, all individuals who served as either our Chief Executive Officer (“CEO”) or our Chief Financial Officer (“CFO”) during the last fiscal year, the three other most highly compensated executive officers of the Corporation and, as a group, all of such persons and our other executive officers as of the close of business on March 1, 2018.
				Included in Shares Beneficially Owned	Excluded from Shares
Title of Class	Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (2)	Number of Shares Which Become Available or Subject to Options Exercisable or Which Become Exercisable Within 60 Days of March 1, 2018 (3)	Deferred Share or Stock Unit Equivalent (4)	Restricted Stock Shares or Units (5)
Common	Robert W. Alspaugh	6,000	*	—	59,922	75,214
Common	Charles E. Baker	515,928 (6)	*	314,512	137,466	62,229
Common	Michael J. Cave	6,000	*	—	6,120	22,854
Common	Hanno C. Fiedler	326,050	*	72,590	—	72,590
Common	Daniel W. Fisher	74,064	*	38,302	6,601	73,080
Common	John A. Hayes	3,193,226 (7)	*	2,690,516	546,209	279,929
Common	Daniel J. Heinrich	9,500	*	—	3,357	15,858
Common	R. David Hoover	2,658,770	*	1,860,542	181,386	38,542
Common	Pedro H. Mariani	6,000	*	—	—	50,542
Common	Scott C. Morrison	927,905	*	577,714	288,284	98,810
Common	Georgia R. Nelson	18,000	*	—	69,501	71,214
Common	Cynthia A. Niekamp	6,000	*	—	—	15,858
Common	Lisa A. Pauley	697,605 (8)	*	293,240	172,622	65,720
Common	Cathy D. Ross	—	*	—	—	3,495
Common	George M. Smart	189,766	*	114,882	26,848	71,214
Common	Theodore M. Solso	121,882 (9)	*	—	130,227	71,214
Common	Stuart A. Taylor II	167,356	*	—	107,293	71,214
Common	All of the above and present executive officers as a group (21)	9,350,028 (10)	2.7	6,219,574	1,860,555	1,304,061
(1)
Full voting and dispositive investment power, unless otherwise noted.

(2)
* Indicates less than 1% ownership.

(3)
Includes RSUs that may vest or options that may vest or be acquired upon exercise during the next 60 days.

(4)
These deferred shares or stock units are equivalent to an equal number of shares of common stock that have been deferred to the Ball Corporation Deferred Compensation Company Stock Plans, with no voting rights or dispositive investment power with respect to the underlying common stock prior to its issuance.

(5)
These Restricted Stock Shares or Restricted Stock Units have no voting rights or dispositive investment power.

(6)
Includes 2,080 shares owned by Mr. Baker’s children, as to which he disclaims beneficial ownership.

(7)
Includes 147,782 shares held in trust, as to which he disclaims beneficial ownership.

(8)
Includes 283,475 shares owned by Ms. Pauley’s spouse, as to which she disclaims beneficial ownership.

(9)
Includes 56,000 shares held in trust, as to which Mr. Solso disclaims beneficial ownership.

(10)
Includes 489,337 shares to which beneficial ownership is disclaimed. In addition, no shares have been pledged as security.

VOTING ITEM 1—ELECTION OF DIRECTORS
Pursuant to our Amended Articles of Incorporation, as amended, and the Indiana Business Corporation Law, our Board of Directors is divided into three classes, as nearly equal in number as possible, with directors serving staggered three-year terms. Amendments to the Indiana Business Corporation Law in 2009 made this classified Board structure statutorily required for Ball Corporation, effective from and after July 31, 2009. On April 25, 2018, three persons are to be elected to serve as directors until the 2021 Annual Meeting of Shareholders. Unless otherwise instructed on the accompanying proxy, the persons named in the proxy intend to vote for nominees Robert W. Alspaugh, Michael J. Cave and Pedro Henrique Mariani to hold office as directors of the Corporation until the 2021 Annual Meeting of Shareholders (Class III), or, in each case, until his respective successor is elected and qualified. Each of the nominees has consented to be named as a candidate in the Proxy Statement and has agreed to serve if elected. If, for any reason, any of the nominees becomes unavailable for election, the shares represented by proxies will be voted for any substitute nominee or nominees designated by the Board. The Board has no reason to believe that any of the nominees will be unable to serve.
R. David Hoover, who has served as a director since 1996, has reached the retirement age for directors and therefore will not stand for re-election at the 2018 Annual Meeting. Hanno C. Fiedler, who has served as a director since 2002 and George M. Smart, who has served as a director since 2005, have also reached the retirement age for directors and will both retire at the time of the 2018 Annual Meeting. The Corporation wishes to express its sincere appreciation to Messrs. Hoover, Fiedler and Smart for their significant contributions to the Corporation and its shareholders during their long and distinguished tenure as directors, and in the case of Messrs. Hoover and Fiedler their significant contributions as Chairman, President and CEO, and as Senior Vice President and head of Ball Packaging Europe, respectively.
Under the Corporation’s Amended Articles of Incorporation, as amended, in an uncontested election, which is the case at this Annual Meeting, directors are elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. If more “against” than “for” votes are received, the Corporation’s Bylaws require the director to tender his or her resignation and the Nominating/Corporate Governance Committee must make a recommendation to the Board to consider whether to accept the resignation. The relevant Bylaw provisions are set out in Exhibit A to this Proxy Statement. For this vote, abstentions and broker nonvotes are considered neither votes “for” nor “against” and will not affect the outcome of the vote. Proxies may not be voted for a greater number of persons than the three named nominees.
Set forth for each director nominee in Class III and for each continuing director in Classes I and II is the director’s principal occupation and employment during the past five years or, if longer, the period during which the director has served as a director, and certain other information, including his or her public company directorships during the past five years.
The Board of Directors recommends a vote “FOR” the election of each nominee for Director named.

DIRECTOR NOMINEES AND CONTINUING DIRECTORS
To Be Elected for a Term of Three Years Until the 2021 Annual Meeting (Class III)
Robert W. Alspaugh
Director since: 2008
Age: 71
Board Committees: Audit and Finance
Other Public Company Boards: Director, Autoliv, Inc., Stockholm, Sweden; VeriFone Systems, Inc., San Jose, California; and Triton International, Hamilton, Bermuda.
Mr. Alspaugh was the Chief Executive Officer for KPMG International from 2002 to 2005.
Specific qualifications, attributes, skills and experience: Mr. Alspaugh enjoyed a distinguished 35-year career with KPMG, with increasing responsibility, which culminated in his acting as Deputy Chairman and Chief Operating Officer of KPMG-U.S. from 1998 to 2002 and Chief Executive Officer of KPMG International from 2002 to October 2005. Mr. Alspaugh’s extensive experience, qualifications and skills as a leader of one of the “big four” global accounting firms enhance his service as Chair of the Corporation’s Audit Committee and he has provided valuable input as a result. He also sits on three other public company boards, one in the U.S. and the others overseas (where he chairs the audit committees), thus providing good cross-functional background and experience, with an international component. Mr. Alspaugh’s extensive professional experience as a leader of a major global accounting firm, advising and supporting large international corporations, as well as his service on other company boards, make him well qualified to serve as a director. Mr. Alspaugh currently serves on the audit committees of three other public companies, and Ball Corporation’s board of directors has determined that such simultaneous service will not impair his ability to effectively serve on Ball’s audit committee.
Michael J. Cave
Director since: 2014
Age: 57
Board Committees: Audit and Finance
Other Public Company Boards: Director, Esterline Technologies, Bellevue, Washington; Harley-Davidson, Inc., Milwaukee, Wisconsin; and Aircastle Limited, Stamford, Connecticut.
Mr. Cave was Senior Vice President, The Boeing Company, and President of Boeing Capital Corp. from 2010 to 2014, and served for many years in senior management positions at Boeing.
Specific qualifications, attributes, skills and experience: Mr. Cave served for 31 years in various managerial capacities for The Boeing Company. Most recently, Mr. Cave served as Senior Vice President and President of Boeing Capital Corp., a subsidiary of The Boeing Company, from 2010 to 2014. Prior to that, he served as Senior Vice President of Business Development and Strategy at The Boeing Company, as well as Vice President of Business Strategy & Marketing of Boeing Commercial Airplanes from 2006 until late 2009. Prior to that, Mr. Cave served as Vice President & General Manager of Boeing’s Airplane Programs division and focused on the strategy, product development and business results associated with those products. From 2003 to 2006, Mr. Cave served as the Chief Financial Officer of Boeing’s Commercial Airplanes division and held various other senior positions prior to 2003. In addition to his accounting and financial expertise, Mr. Cave has broad experience in marketing and informational systems. He also serves on the Board of Directors of Harley Davidson, Inc. (and as its non-executive Chairman), Aircastle Limited and Esterline Technologies. In 2004, Mr. Cave was honored with the Award for Executive Excellence by the Hispanic Engineer National Achievement Awards Corporation. His experience and qualifications described above make him well qualified to serve as a director.

Pedro Henrique Mariani
Director since: 2017
Age: 64
Board Committee: Finance
Other Company Boards: Chairman of the board, Banco BBM, a Brazilian financial institution and member of FEBRABAN (Brazilian Federation of Banks).
Specific qualifications, attributes, skills and experience: Mr. Mariani joined BBM Group in 1981, was elected to the executive committee of Banco BBM in 1983, and was appointed its chief executive officer in 1991. Currently, he is an executive officer and chairman of the board of directors at Banco BBM. Mr. Mariani was president of ANBID (Brazilian Association of Investment Banks) between 1996 and 2000, and was a member of the Brazilian Financial System Council from 1988 to 1996. From 1995 to 2015, Mr. Mariani was an ex officio member of the board of directors of Latapack-Ball Embalagens Limitada, which was a joint venture between Ball and its Brazilian partners that owned and operated a successful beverage can business in Brazil with annual revenues in excess of  $590 million in 2015, the year in which Ball acquired the equity interests of its partners. Mr. Mariani and his family have also held interests in packaging and other businesses in Brazil for many years.
Mr. Mariani has a bachelor’s degree in economics from Pontifícia Universidade Católica do Rio de Janeiro—PUC/RJ, Brazil, with specialization in Econometrics and Operational Research. Mr. Mariani’s professional background, packaging industry and other business background, and banking experience, as well as his financial acumen and knowledge of South America make him well qualified to serve as a board member.

To Continue in Office Until the 2020 Annual Meeting (Class II)
John A. Hayes
Director since: 2010
Age: 52
Other Public Company Boards: None
Mr. Hayes has been Chairman, Ball Corporation since April 2013; President and Chief Executive Officer, Ball Corporation, since January 2011. He was President and Chief Operating Officer, January 2010 to January 2011; Executive Vice President and Chief Operating Officer, 2008 to 2010; President, Ball Packaging Europe and Senior Vice President, Ball Corporation, 2007 to 2008; Executive Vice President, Ball Packaging Europe and Vice President, Ball Corporation, 2005 to 2006; Vice President, Corporate Strategy, Marketing and Development, 2003 to 2005; Vice President, Corporate Planning and Development, 2000 to 2003; Senior Director, Corporate Planning and Development, 1999.
Specific qualifications, attributes, skills and experience: Prior to joining Ball Corporation in 1999, Mr. Hayes was a Vice President of Lehman Brothers Inc. and part of an investment banking team which focused on merger and acquisition and financing advice to several major companies, including the Corporation. At Ball, Mr. Hayes initially headed our corporate development and planning activities as Senior Director and then Vice President, Corporate Planning and Development, taking on the added responsibilities of marketing and new product development from 2003 to mid-2005. He then served as President of Ball Packaging Europe, which produced excellent financial results and strong revenue growth under his leadership. During 2008 and 2009, Mr. Hayes served as Ball’s Executive Vice President and Chief Operating Officer, successfully leading our key operating divisions through the economic and financial crisis. In January 2010, he was named our President and Chief Operating Officer and joined the Ball Board. In January 2011, he became our President and Chief Executive Officer, and in April 2013 he also became our Chairman. Mr. Hayes’ extensive investment banking and leadership experience within Ball, including as CEO for the past seven years, make him well qualified to serve as a director.
Cathy D. Ross
Director since: 2017
Age: 60
Board Committees: Audit and Nominating/Corporate Governance
Other Public Company Boards: Director, Steelcase, Inc., Grand Rapids, Michigan; and Avon Products, Inc., Rye, New York.
Ms. Ross was chief financial officer and executive vice president, FedEx Express from 2010 until her retirement in July 2014. Prior to that, Ms. Ross was senior vice president and chief financial officer of FedEx Express from 2004 until 2010; and Vice President, Express Financial Planning from 1998-2004.
Specific qualifications, attributes, skills and experience: As an executive of Federal Express, Ms. Ross was responsible for the company’s worldwide financial affairs, including financial planning, reporting and analysis, accounting and controls, as well as long-range strategic planning. Ms. Ross’ 30-year career with Federal Express began in 1984 as a senior financial analyst, and she held numerous other leadership roles of increasing responsibility during her tenure there. Prior to joining Federal Express, Ms. Ross worked for Kimberly-Clark Corporation as a cost analyst and a cost analyst supervisor from 1982 until 1984. She has also worked for Procter and Gamble. Ms. Ross holds a master’s degree in business administration from the University of Memphis and a bachelor’s degree from Christian Brothers University in Memphis. Ms. Ross’ leadership roles, financial expertise and experience, and service on other global public company boards (including on their audit committees) make her well qualified to serve as a director.

Theodore M. Solso
Lead Independent Director since: 2013
Director since: 2003
Age: 71
Board Committees: Human Resources and Nominating/Corporate Governance
Other Public Company Boards: Director, General Motors Company, Detroit, Michigan.
Mr. Solso was Chairman and Chief Executive Officer of Cummins Inc. from 2000 to 2011.
Specific qualifications, attributes, skills and experience: Mr. Solso had a successful 40-year career at Cummins Inc., a Fortune 500 manufacturing company with operations around the world. This culminated with Mr. Solso becoming Chairman and Chief Executive Officer of Cummins in January 2000, a position he held through 2011, for a total of 12 years. Under his leadership, Cummins increased revenues from $6.6 billion in 2000 to over $18 billion in 2011. During the same period, its earnings per share and operating cash flow increased from $0.35 and $550 million, to $9.55 and $2.1 billion, respectively. Mr. Solso has been on the Ball Board since 2003 and is a trustee of Earth University in Costa Rica. He also serves on the board of Ad Astra Rocket Company, Houston, Texas; and General Motors Co., Detroit, Michigan, and was elected its Lead Independent Director in January 2016. Mr. Solso’s long experience in leadership positions with a major global manufacturing company and his service on other public company boards make him well qualified to serve as a director.
Stuart A. Taylor II
Director since: 1999
Board Committees: Audit and Human Resources
Age: 57
Other Public Company Boards: Director, Hillenbrand, Inc., Batesville, Indiana; and Essendant, Inc., Deerfield, Illinois.
Mr. Taylor has been the Chief Executive Officer, The Taylor Group LLC, Chicago, Illinois, since June 2001; he was Senior Managing Director, Bear, Stearns & Co. Inc., Chicago, Illinois, 1999 to 2001.
Specific qualifications, attributes, skills and experience: Prior to starting his own private equity firm, Mr. Taylor spent 19 years in investment banking. The majority of that time was spent at Morgan Stanley in its Corporate Finance Department. In that capacity he executed a number of mergers and acquisitions and financings, including working with Ball in 1993 on the acquisition of Heekin Can Company. He also spent time at several other firms including Bear Stearns where he was a Senior Managing Director and Head of the Chicago office. In 2001, Mr. Taylor established The Taylor Group LLC, of which he is Chief Executive Officer, a successful investment company that primarily invests in small to mid-market businesses. Mr. Taylor has been a director of Ball since 1999, acted as our Presiding Director from 2004 to 2008 and chairs our Human Resources Committee. He is also a director of two other U.S.-based public companies. Mr. Taylor’s extensive experience as an investment banker, entrepreneurial investor and Ball Board member make him well qualified to serve as a director.

To Continue in Office Until the 2019 Annual Meeting (Class I)
Daniel J. Heinrich
Director since: 2016
Age: 61
Board Committees: Audit and Nominating/Corporate Governance
Other Public Company Boards: Director, ARAMARK, Philadelphia, Pennsylvania; and Edgewell Personal Care Company, St. Louis, Missouri.
Mr. Heinrich was executive vice president and chief financial officer of The Clorox Company from 2003 to 2011. Previous corporate roles include senior vice president and treasurer at Transamerica Finance Corporation; senior vice president, treasurer and controller at Granite Management Company; and senior vice president, chief accounting officer and controller at First Nationwide Bank.
Specific qualifications, attributes, skills and experience: Mr. Heinrich joined The Clorox Company in 2001 as vice president and controller and served as its executive vice president and chief financial officer from 2003 until 2011. As CFO for Clorox, Mr. Heinrich served as a member of its executive and employee benefits committees, secretary to the audit and finance committees of the board, and board member for most of the company’s subsidiaries. He had senior management responsibility for the financial aspects of a large, global organization including its global business services, mergers and acquisitions, accounting, tax and information technology activities. Mr. Heinrich also serves on the boards of ARAMARK and Edgewell Personal Care, where he chairs their audit committees and serves on their finance committees. Additionally, Mr. Heinrich serves on the board of a large, privately held winery in California, where he is a member of its audit and finance committees, and its management development and compensation committee, and participates on various operating and advisory committees. Mr. Heinrich’s extensive management and board experience clearly qualify him to serve as a director of our Corporation.
Georgia R. Nelson
Director since: 2006
Age: 68
Board Committees: Human Resources and Nominating/Corporate Governance
Other Public Company Boards: Director, Cummins Inc., Columbus, Indiana; TransAlta Corporation, Calgary, Alberta; and Sims Metal Management Ltd., Botany, Australia.
Ms. Nelson has been President and Chief Executive Officer, PTI Resources, LLC, Chicago, Illinois, since June 2005; was President, Midwest Generation EME, LLC, Chicago, Illinois, April 1999 to June 2005; and was General Manager, Edison Mission Energy Americas, Irvine, California, January 2002 to June 2005.
Specific qualifications, attributes, skills and experience: Ms. Nelson has enjoyed a successful career in the energy industry, serving as a senior executive for several U.S. and international energy companies, including as President of Midwest Generation EME, LLC from April 1999 to June 2005 and General Manager of Edison Mission Energy Americas from January 2002 to June 2005. She has had extensive international experience as well as environmental and policy experience on four continents. Ms. Nelson regularly lectures on business and corporate governance matters including at Northwestern University’s Kellogg Graduate School of Management, and serves on the advisory committee of the Center for Executive Women at Northwestern. Ms. Nelson is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. Previously Ms. Nelson served as a director of CH2M Inc. and on four other publicly traded company boards. Ms. Nelson’s leadership roles in global businesses, as well as her service on other company boards, clearly qualify her to serve as a director of our Corporation.

Cynthia A. Niekamp
Director since: 2016
Age: 58
Board Committees: Human Resources and Finance
Other Public Company Boards: Director of Magna International Inc., Toronto, Ontario. In the past five years, she also served on the board of Cooper Tire & Rubber Company.
Ms. Niekamp is a former senior executive of PPG Industries, Inc., having served from 2009 to 2016 as senior vice president of automotive coatings. Prior to that, she was president and general manager of TorqTransfer Systems at BorgWarner Inc.; senior vice president and chief financial officer at MeadWestvaco Corporation (now WestRock Company); and held various leadership roles at TRW, Inc. and General Motors Company.
Specific qualifications, attributes, skills and experience: Ms. Niekamp joined PPG in 2009 as vice president of automotive coatings and was promoted to senior vice president in 2010. She had responsibility for a sizeable business with operations across 15 countries and more than 6,000 employees. She also served as member of the PPG operating committee until her retirement in 2016. While at PPG, Ms. Niekamp charted and implemented a strategy to improve the financial performance of the business unit and to double its revenues. She also accelerated the business’ growth into emerging countries, diversified the customer base and pursued strategic acquisitions. Previously, Ms. Niekamp served as president and general manager of BorgWarner’s TorqTransfer Systems division, a supplier of engineered-four-wheel drive systems to major automakers. She also served in various executive roles for MeadWestvaco Corporation (now WestRock Company), including vice president, corporate strategy and planning; senior vice president, strategy and specialty operations; and chief financial officer, and has previously served on four other publicly traded company boards. She is also a NACD Board Leadership Fellow. Ms. Niekamp’s extensive management and board experience clearly qualify her to serve as a director of our Corporation.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
In April 2013, John A. Hayes was named Chairman of the Board, having been elected a director in 2010. In 2011, prior to his election as Chairman, Mr. Hayes was named President and Chief Executive Officer (“CEO”), while R. David Hoover, our predecessor CEO, continued to serve as Chairman of the Board. The decision to split the position of Chairman and CEO at that time was part of an orderly succession plan by which Mr. Hayes transitioned into his current role. Mr. Hayes assumed the position of Chairman after more than 14 years with Ball, most recently serving as President and CEO and a member of the Board.
Our Board of Directors is currently composed of Mr. Hayes, as well as 12 other directors, all of whom are independent directors, except for Messrs. Hayes, Hoover and Mariani. The Board has four standing committees—Audit, Nominating/Corporate Governance, Human Resources and Finance. Each of the committees, except for Finance, is composed solely of independent directors (the Finance Committee is primarily composed of independent directors), with each of the four committees, except Finance, having an independent director serving as chairman. Mr. Solso has served as Lead Independent Director since April 2013.
Although the Corporation’s Bylaws do not require that the roles of Chairman and CEO be combined, we believe our Corporation and its shareholders are well served by this traditional board leadership model. Having a single person lead the Corporation and the Board provides clear leadership, helps to maintain uniform management vision for the Corporation and the Board and provides efficiency. The Board believes that the CEO is the person best suited to serve as Chairman, because he is the person most familiar with the Corporation’s businesses and the most capable of effectively identifying strategic priorities and opportunities and leading the Board in the discussion of the execution of the Corporation’s strategy. Pursuant to SEC and New York Stock Exchange (“NYSE”) rules, regularly scheduled executive sessions of nonmanagement directors are held. Executive sessions of independent directors are also held at least annually. Such meetings promote open discussion by nonmanagement and independent directors, enabling them to serve as a check on management, if necessary. The meetings of the independent directors are chaired by the Lead Independent Director, who is appointed by the Board.
In accordance with NYSE requirements, our Audit Committee is responsible for overseeing the risk management function of the Corporation. While the Audit Committee has primary responsibility for overseeing risk management, the entire Board is involved in overseeing risk management for the Corporation. Additionally, each Board committee considers the specific risks within its area of responsibility. Our Internal Audit Department has, for many years, analyzed various areas of risk to the Corporation and has provided risk assessment and analysis to our Audit Committee. In 2007, the Corporation established a comprehensive Enterprise Risk Management process which is now supervised by our Senior Vice President and Chief Financial Officer, whereby key corporate and divisional risks are systematically identified and assessed on a regular basis. The results of this ongoing risk assessment are reported to our Audit Committee and to our Board at least annually.
One of the responsibilities of our Board of Directors is to evaluate the effectiveness of the Board and make recommendations involving its organization and operation. The Board annually conducts a robust self-evaluation process that is discussed at the January meeting of the Directors, following which the Chairman holds detailed one-on-one meetings with each Director to discuss the evaluations and any other matters raised by the Directors. We recognize that different board leadership structures may be appropriate for different companies and at different times. We believe our current leadership structure, with Mr. Hayes serving as Chairman, President and CEO, a Board with a majority of independent directors, an independent chairman for each of our standing Board committees, except Finance, and separate meetings of nonmanagement and independent directors, the latter led by the Lead Independent Director, provides the most effective form of leadership for our Corporation at this time. We believe that our directors provide effective oversight of risk management through the Board’s regular dialogue with Ball management, the Enterprise Risk Management process, annual Board and Committee self-evaluation, and assessment of specific risks within each Board committee’s areas of responsibility.
BOARD DIVERSITY
Ball’s Nominating/Corporate Governance Committee consistently applies the principles of diversity and inclusion that are among our core values, in its consideration of candidates for Board positions. In addition to considering characteristics such as business and professional experience, education and skills, the Committee utilizes a robust director candidate review process that considers a variety of other characteristics, such as race, gender and national origin, all leading to differences of viewpoint and other individual qualities that contribute to Board heterogeneity. This has resulted in a diverse group of talented and capable Board members, as described in more detail under “Director Nominees and Continuing Directors.”

To identify potential Board candidates, the Committee works with a globally-recognized consulting firm, providing particular guidelines and a matrix of specific characteristics that are used to assess Board candidates, which include characteristics of diversity. After a thorough review process by our consultant against the criteria that have been provided, the pool of qualified candidates is presented to the Committee. Selected candidates are further assessed and interviewed by the Committee, considering the values and needs of the Company more closely, including the need for a diverse Board.
Our Board embodies the principle of diversity. Over the past four years, the Corporation has added five new directors to the Board, each of whom has significantly enhanced the diversity of the Board of Directors of the Corporation, creating a stronger Board as a result. The Committee will continue to identify opportunities to strengthen the diversity of our Board when considering candidates in the future.
GOVERNANCE OF THE CORPORATION
Corporate Governance Guidelines
The Board has established Corporate Governance Guidelines to comply with the relevant provisions of Section 303A of the NYSE Listed Company Manual (the “NYSE Listing Standards”). The Corporate Governance Guidelines are set forth on the Corporation’s Website at www.ball.com/investors under “Corporate Governance.” A copy may also be obtained upon request from the Corporation’s Corporate Secretary.
Policies on Business Ethics and Conduct
Ball established a Corporate Compliance Committee in 1993, which now consists of a focal point in each operating division and which is chaired by a designated Compliance Officer. The Committee provides quarterly reports to management and to the Audit Committee. The Committee also publishes a code of business ethics, which is in the form of the Business Ethics Code of Conduct. The Board has adopted a separate additional business ethics statement referred to as the Ball Corporation Executive Officers and Directors Business Ethics Statement (“Executive Officers and Directors Ethics Statement”) designed to establish principles requiring the highest level of ethical behavior toward achieving business success within the requirements of the law and the Corporation’s policies and ethical standards. The Business Ethics Code of Conduct and the Executive Officers and Directors Ethics Statement are set forth on the Corporation’s Website at www.ball.com/investors under “Corporate Governance” and then under “Highlights.” Copies may also be obtained upon request from the Corporation’s Corporate Secretary.
Director Training
All new directors receive orientation training soon after being elected to the Board. Continuing education programs are made available to directors including internal presentations, third-party presentations and externally offered programs. Five directors attended externally offered director training programs in 2017.
Communications With Directors
The Corporation has established means for shareholders or others to send communications to the Board. Persons interested in communicating with the Board, its individual directors or its committees may send communications in writing to the Corporate Secretary or the Chairman of the Board. The communication should be sent in care of the Corporate Secretary, Ball Corporation, by mail to P.O. Box 5000, Broomfield, Colorado 80038-5000 or facsimile transmission to 303-460-2691.
In accordance with the NYSE and SEC requirements, the Corporation has established additional means for interested parties to send communications to the Board and selected committees, which are described on the Corporation’s Website at www.ball.com/investors under “Corporate Governance.”
Shareholder proposals for inclusion in the Corporation’s proxy materials will continue to be handled and must be communicated as disclosed in this Proxy Statement under “Shareholder Proposals for 2019 Annual Meeting.”
Meetings of Nonmanagement and Independent Directors
The Board meets regularly and not less than four times per year. Nonmanagement directors meet regularly, usually in conjunction with a regular Board meeting. Independent directors meet at least annually. Theodore M. Solso serves as Lead Independent Director.

Director Independence Standards
Pursuant to the NYSE Listing Standards, the Board has adopted a policy adhering to the director independence requirements of the NYSE in determining the independence of directors. These standards are described on the Corporation’s Website at www.ball.com/investors under “Corporate Governance.”
The Board has determined that a majority of the Board is independent. Based upon the NYSE independence standards, during 2017 each of the members of the Board was and currently is independent with the exception of Messrs. Hayes, Hoover and Mariani.
BOARD MEETINGS AND ANNUAL MEETING
The members of the Board are expected to attend all meetings of the Board, relevant committee meetings and the Annual Meeting of Shareholders. The Board held five meetings during 2017. Every legacy director attended 80% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the director served. All directors at the time attended the 2017 Annual Meeting. Mr. Mariani and Ms. Ross attended all Board and applicable committee meetings since their respective appointments.
BOARD COMMITTEES
The Board has an Audit Committee, Nominating/Corporate Governance Committee, Human Resources Committee and Finance Committee.
Audit Committee
The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities to oversee management’s conduct and the integrity of the Corporation’s public financial reporting process, including the oversight of  (1) accounting policies; (2) the system of internal accounting controls over financial reporting; (3) disclosure controls and procedures; (4) the performance of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation (the “independent auditor”); (5) the Internal Audit Department; and (6) the Corporation’s risk management. The Audit Committee is also responsible for engaging and evaluating the Corporation’s independent auditor and its lead engagement partner, including the qualifications and independence of both; resolving any differences between management and the independent auditor regarding financial reporting; reviewing and preapproving all audit and non-audit fees and services provided by the independent auditor; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
Members of the Audit Committee are Messrs. Alspaugh, Cave, Fiedler, Heinrich and Taylor and Ms. Ross (who joined the Committee in December 2017). The Board has determined that each member of the Audit Committee is independent and financially literate, has accounting or financial management expertise and is an Audit Committee financial expert under the NYSE Listing Standards and the SEC regulations. The Audit Committee met nine times during 2017.
The Report of the Audit Committee is set forth later in this Proxy Statement. The Committee has considered the non-audit services provided during 2017 and 2016 by the independent auditor as disclosed below and determined the services were compatible with maintaining the auditor’s independence. The Committee believes the fees paid to the independent auditor in respect of the services were appropriate, necessary and cost-efficient in the management of the business of the Corporation and are compatible with maintaining the auditor’s independence.
Audit Fees and Services
The following table represents fees for professional services rendered by PricewaterhouseCoopers LLP, the Corporation’s independent auditor, for 2017 and 2016. Audit fees included the audit of the Corporation’s annual Consolidated Financial Statements, reviews of quarterly reports and the auditor’s report under the Sarbanes-Oxley Act of 2002, together with fees for statutory and subsidiary audits, SEC registration statements, comfort letter and consents. Audit-related services consisted principally of consultations related to the Corporation’s acquisitions and divestitures, audits of employee benefit plans, audits of carve-out financial statements, and pending accounting pronouncements. Tax fees consisted principally of tax compliance matters related to tax audits, return preparation fees and fees for tax consultations.

	Fiscal 2017	Fiscal 2016

Audit Fees
Audit Reports ..............................................................................	$10,610,000	$11,871,000
Audit-Related Fees
Benefit Plans ...............................................................................	$329,000	$164,000
Consultations ..............................................................................	$152,000	$3,672,000
Tax Fees
Tax Compliance Matters .............................................................	$570,000	$410,000
Tax Consultations ........................................................................	$1,862,000	$4,685,000
All Other Fees ..................................................................................	$29,000	$93,000
The Audit Committee’s Charter requires management to submit for preapproval all audit, audit-related and non-audit-related services to be performed by the independent auditor. Management and the independent auditor submit a report of fees for review and preapproval by the Committee on a quarterly basis. The Audit Committee requires management and the independent auditor to submit a report at least annually regarding audit, audit-related, tax and all other fees paid by the Corporation to the independent auditor for services rendered in the immediately preceding two fiscal years. The Committee considers whether the fees for non-audit and audit-related services are compatible with maintaining the auditor’s independence and requires management and the independent auditor to confirm this as well. The Audit Committee preapproved 100% of all of the above-referenced fees paid in 2017 and 2016 for services that were provided by PricewaterhouseCoopers LLP.
A copy of the Audit Committee Charter is set forth on the Corporation’s Website at www.ball.com/investors, under “Corporate Governance.”
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee is responsible for assisting the Board in fulfilling its responsibility to identify qualified individuals to become Board members; recommending to the Board the selection of Board nominees for the next Annual Meeting of Shareholders; addressing the independence and effectiveness of the Board by advising and making recommendations on matters involving the organization and operation of the Board, Corporate Governance Guidelines and directorship practices; overseeing the evaluation of the Board and its committees; and reviewing and assessing the Corporation’s sustainability activities and performance. The Nominating/Corporate Governance Committee utilizes the standards set forth below for considering director nominees.
Members of the Nominating/Corporate Governance Committee are Messrs. Fiedler, Heinrich, Smart and Solso and Mses. Nelson and Ross (who joined the Committee in December 2017). The Board has determined that the members of the Committee are independent under the NYSE Listing Standards. The Nominating/Corporate Governance Committee met four times during 2017.
The Board has established a process whereby nominees for the Board may be submitted by members of the Board, the CEO, shareholders and any other persons. The Committee considers these recommended candidates in light of criteria set forth below.
The Committee will seek candidates who meet at a minimum the following criteria: (1) have sufficient time to attend or otherwise be present at Board, relevant Board committee and Shareholders’ meetings; (2) will subscribe to Ball Corporation’s Corporate Governance Guidelines and the Executive Officers and Directors Ethics Statement; (3) demonstrate credentials and experience in a broad range of corporate matters; (4) have experience, qualifications, attributes and skills that would qualify them to serve as a director; (5) will subscribe to the finalized strategic and operating plans of the Corporation as approved by the Board from time to time; (6) are not affiliated with special interest groups that represent major causes or constituents; and (7) meet the criteria, if any, for being a director of the Corporation as set forth in the Indiana Business Corporation Law, the Articles of Incorporation and the Bylaws of the Corporation.
As further described in the Board Diversity section on page 12, the Committee will apply the principles of diversity in consideration of candidates. The Committee utilizes third-party consultants to identify and screen candidates on a confidential basis for service on the Board. The Committee will also determine candidates’ qualifications in light of the standards set by the Committee and by evaluating the qualifications of all candidates in an attempt to select the most qualified nominees suited to serve as a director while attempting to ensure that a majority of the Board is independent and, where needed, to meet the NYSE and SEC requirements for financial literacy, accounting or financial management expertise or audit committee financial expert status.
The Nominating/Corporate Governance Committee will consider candidates recommended by shareholders in accordance with the Corporation’s Bylaws. Any such recommendation should be in writing and addressed to the Chair, Nominating/Corporate Governance Committee, in care of the Corporate Secretary, Ball Corporation, by mail to P.O. Box 5000, Broomfield, Colorado 80038-5000 or facsimile transmission to 303-460-2691.
The Nominating/Corporate Governance Committee received no recommendations for candidates as nominees for the Board from a security holder or group of security holders that beneficially owned more than 5% of the Corporation’s voting common stock for at least one year as of the date of the recommendation.
A copy of the Nominating/Corporate Governance Committee Charter is set forth on the Corporation’s Website at www.ball.com/investors under “Corporate Governance.”
Human Resources Committee
The primary purpose of the Human Resources Committee is to assist the Board in fulfilling its responsibilities related to the evaluation and compensation of the CEO and overseeing the compensation of the other executive officers of the Corporation; approving the Corporation’s stock and cash incentive compensation programs including awards to executive officers and the number of shares to be optioned and/or granted from time to time to employees of the Corporation; approving and receiving reports on major benefit plans, plan changes and determinations and discontinuations of benefit plans; discussing the performance evaluation system and succession planning system of the Corporation, including discussions with the Chairman of the Board and the CEO about the succession plan for the Chairman of the Board and the CEO; hiring experts, including executive compensation consultants, as deemed appropriate to advise the Committee; assessment of compensation-related risks; and authorizing the administration of compensation programs and the filing of required reports with federal, state and local governmental agencies.
Members of the Human Resources Committee are Messrs. Smart, Solso and Taylor, and Mses. Nelson and Niekamp. The Board has determined that the members of the Committee are independent under the NYSE Listing Standards. The Human Resources Committee met five times during 2017. A copy of the Human Resources Committee Charter is set forth on the Corporation’s Website at www.ball.com/investors under “Corporate Governance.”
Finance Committee
The Finance Committee assists the Board in fulfilling its responsibility to oversee management in the financing and related risk management of the Corporation, the status of the Corporation’s retirement plans and insurance policies and the Corporation’s policies relating to interest rates, commodity hedging and currency hedging. The Committee may hire experts as deemed appropriate to advise the Committee in the performance of its duties. The Committee reports to the Board concerning the financing of the Corporation and the performance of the Committee.
The members of the Finance Committee are Messrs. Alspaugh, Cave, Hoover and Mariani (who joined the Committee in December 2017) and Ms. Niekamp. The Committee met four times during 2017. A copy of the Finance Committee Charter is set forth on the Corporation’s Website at www.ball.com/investors under “Corporate Governance.”
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
Ball Corporation has adopted a policy with respect to transactions with related persons requiring its executive officers and directors to comply with all SEC and NYSE requirements concerning transactions between the Corporation and “related persons,” as defined in the applicable SEC and NYSE rules. One of our named executive officers, Daniel W. Fisher, shares a household with our senior director, transformation management office, whose 2017 compensation was in excess of $120,000. To facilitate compliance with the related persons policy, the Board adopted procedures for the review, approval or ratification of any transaction required to be reported under the applicable rules. The policy provides that each executive officer and director will promptly report to the Chairman of the Board any transaction with the Corporation undertaken or contemplated by such officer or director, by any beneficial owner of 5% or more of the Corporation’s voting securities or by any immediate family member. The Chairman of the Board will refer any transaction to the General Counsel for review and recommendation. Upon receipt of such review and recommendation, the matter will be brought before the Nominating/Corporate Governance Committee to consider whether the transaction in question should be approved, ratified, suspended, revoked or terminated. This policy for transactions with related persons is stated in writing and is part of the Ball Corporation Executive Officers and Directors Ethics Statement. The written form of the policy can be found on the Corporation’s Website, as indicated in the section “Policies on Business Ethics and Conduct” on page 13 herein.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (“CD&A”) portion of our proxy materials describes Ball Corporation’s 2017 executive compensation program and its strong alignment with our pay-for-performance philosophy.
EXECUTIVE SUMMARY
Ball Corporation experienced significant net earnings and free cash flow growth from the successful completion of the Rexam acquisition. In 2017, annual net sales were $11.0 billion, comparable net earnings were $728 million and free cash flow was $922 million. More than $550 million of capital investments were made in 2017, including approximately $350 million in EVA-generating growth capital projects that position the Company well for 2018 and beyond. The chart below summarizes certain key financial results for fiscal year 2017 compared to fiscal year 2016*:
	2017	2016	% Growth
Revenue (net sales)	$11.0 billion	$9.1 billion	20.9%
Net Earnings (comparable basis)	$728.0 million	$563.0 million	29.3%
Free Cash Flow**	$922.0 million	($412.0 million)	—
EVA® Generated	$240.4 million	$198.6 million	21.0%
Closing Stock Price on December 31	$37.85	$37.535	0.8%
Diluted Earnings Per Share (comparable basis)	$2.04	$1.74	17.2%
*
These financial measures are on a non-U.S. GAAP basis and should be considered in connection with the Consolidated Financial Statements contained within Item 8 of the 2017 Annual Report on Form 10-K (the “Annual Report”). Non-U.S. GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for financial measures calculated in accordance with U.S. GAAP. A reconciliation of non-GAAP measures to U.S. GAAP is available in Items 6 and 7 of the Annual Report. Share-based numbers within the table have been adjusted for the 2-for-1 stock split in 2017.

**
Free cash flows in 2016 were significantly impacted by payments of professional fees, employee costs, additional pension funding and interest payments related to the acquisition of Rexam and sale of the divestment business.

Ball’s stock price closed 2017 at $37.85, an increase of 0.8% over the prior year. Also during 2017, the Corporation completed a two-for-one split of our common stock, increased the quarterly cash dividend by 54% to 10 cents per share on a post-split basis, provided annual dividends of  $129 million, and completed $76 million of net repurchases of the Corporation’s common stock. Including reinvested dividends, Ball generated a total return of 1.8% for the same period. The 2017 year-over-year increase was below the 16.7% increase for the Dow Jones Containers and Packaging Index and the 19.4% increase for the S&P 500. Since the end of 2014, Ball’s total return is 13.7% as compared to 38.7% for the Dow Jones Containers and Packaging Index and 29.9% for the S&P 500.
The year-over-year improvement in business results is a continuation of the performance we have delivered over the past number of years and provides a firm foundation for further growth as we complete the 3½-year synergy capture plans related to the 2016 Rexam acquisition. The graph below compares the cumulative ten-year total return to holders of Ball Corporation’s common stock with the cumulative total returns of the S&P 500 Index and the Dow Jones U.S. Containers & Packaging Index. The graph tracks the performance of a $100 investment in our common stock (with the reinvestment of all dividends) and in each of the indexes from December 31, 2007, to December 31, 2017.

    The stock price performance included in this graph is not necessarily indicative of future stock price performance.
Much of our financial success is attributable to the fact that we continue to focus on the key components of our financial strategy, which include:

•
Growing earnings before interest and taxes (“EBIT”) by maximizing value in existing businesses, expansion into new markets and products through internal capital investments, and merger and acquisition activities;

• Maximizing free cash flow;
• Disciplined and balanced capital allocation; and

•
Generating incremental Economic Value Added (“EVA®”) over our internally used 9% after-tax hurdle rate, which is above our weighted average cost of capital (“WACC”), and over time leads to a higher share price and shareholder returns.

Our Drive for 10 vision encompasses five strategic levers that are key to growing our business and achieving long-term success. Since launching Drive for 10 in 2011, we have made progress on each of the levers as follows:
•
Maximizing value in our existing businesses by rationalizing standard beverage container and end capacity in North America and Europe, and expanding specialty container production to meet current demand; leveraging plant floor systems in our beverage facilities to improve efficiencies and reduce costs; consolidating and/or closing multiple beverage and food and aerosol packaging facilities to gain efficiencies; and in the aerosol business, installing new extruded aluminum aerosol lines in our European and Indian facilities while also implementing costout and value-in initiatives across all of our businesses;

•
Expanding further into new products and capabilities through our acquisition of Sonoco’s metal end and closure manufacturing facilities in Canton, Ohio, in February 2015; successfully commercializing extruded aluminum aerosol packaging that utilizes proprietary technology to significantly lightweight the can; and successfully commercializing the next-generation aluminum bottle-shaping technology;

•
Aligning ourselves with the right customers and markets by investing capital to meet continued growth for specialty beverage containers throughout our global network, which represent approximately 37 percent of our global beverage packaging mix; aligning with craft brewers, sparkling water fillers, wine producers and other new beverage producers who continue to use beverage containers to grow their business;

•
Broadening our geographic reach with our acquisition of Rexam and our new investments in a beverage manufacturing facility in Myanmar, as well as an extruded aluminum aerosol manufacturing facility in India and the construction of new beverage can and end facilities in Monterrey, Mexico, and in our Central American joint venture; and

•
Leveraging our technological expertise in packaging innovation, including the introduction of next-generation aluminum bottle-shaping technologies, the introduction of a new two-piece, lightweight steel aerosol can, G3 and the increased production of lightweight ReAl® containers, which utilize technology that increases the strength of aluminum used in the manufacturing process while lightweighting the can by 15 percent over a standard aluminum aerosol can and investment in cyber and data analytics to further enhance our aerospace technical expertise across a broader customer portfolio.

These ongoing business developments, and the successful acquisition of Rexam completed on June 30, 2016, help us stay close to our customers while expanding and/or sustaining our industry positions with major beverage, food, personal care, household products and aerospace customers.
Pay-for-Performance Continues to Serve as the Foundation of our Executive Compensation Program—The design, governance and administration of our executive compensation program is centered on the principle of aligning pay to performance, achieved by linking the majority of executive compensation opportunities to long-term shareholder returns and the value-added financial performance of Ball. We believe this principle has directly contributed to the successful performance of the business through:
•
A management-as-owners culture that builds a management team with meaningful ownership in Ball. Executives are closely aligned to shareholder interests through established ownership expectations, equity-settled long-term incentives and specialized opportunities that encourage individuals to make meaningful, personal investments in Ball Corporation common stock.

•
Incentive pay programs that utilize value-added financial performance metrics—specifically, EVA®, ROAIC, TSR and absolute stock price growth—that allow for close alignment with shareholder value generation by creating accountability for both the efficient deployment of capital and strong earnings generation.

The major compensation elements of Ball’s pay-for-performance philosophy are shown in the table below, with the page number in the CD&A that details the specifics of each of these components:
Compensation Element	Basis for Performance Measurement	Alignment with Principle of Pay-for-Performance	Page

Short-Term Annual Cash Compensation
Base Salary	Individual performance and contribution based on primary duties and responsibilities	Competitive compensation element required to recruit and retain top executive talent; pay for primary duties and responsibilities	31
Economic Value Added (EVA®) Annual Incentive Plan	EVA® Growth (net operating profit after-tax, less a cost of capital charge)	Measures the increase in actual economic value generated by the business	31
Long-Term Incentives (Cash)
Long-Term Cash Incentive Plan (“LTCIP”)	• ROAIC • Relative TSR vs. S&P 500 subset	Rewards ROAIC performance above a target rate set above Ball’s WACC and shareholder returns that outperform the market	32
Long-Term Incentives (Equity)
Stock Options/Stock-Settled Stock Appreciation Rights (“SARs”)	Stock Price Appreciation	Rewards absolute stock price growth over time	34
Performance Contingent Restricted Stock Units (“PC-RSUs”)	• Absolute EVA® Dollars Growth • Stock Price	Builds executive ownership with stock unit awards that vest contingent upon the achievement of absolute EVA® dollar growth relative to compound growth rate targets over a 3-year period	34
Restricted Stock/RSUs	Stock Price	Granted from time-to-time, generally in connection with the promotion or recruitment of individuals to facilitate ownership and retention	35
Other One-Time Incentives to Drive a Successful Integration and an Ownership-Based Culture
Special Acquisition-Related Incentive Program (“SAIP”)	• Cumulative EVA® Dollars • Cumulative Cash Flow • Stock Price	In alignment with shareholder interests, this incentive only provides for a reward if the business meets the cumulative 3 1/2-year EVA® and cash flow targets	35
Deposit Share Program (“DSP”)	Stock Price	Promotes an employees-as-owners culture by making available a deposit share opportunity, but only in exchange for the recipient voluntarily investing in and holding shares of Ball Corporation common stock	36

Our Heavy Weighting of Compensation to Performance Creates Pay-for-Performance Linkage—Consistent with our management-as-owners, pay-for-performance philosophy described previously, the majority of the target total compensation for our executives is variable based on performance, which constitutes pay at risk. The CEO is eligible to participate in the same executive programs as the other NEOs; however, a larger portion of the CEO’s target total compensation is at risk. The following charts represent the mix of target total compensation awarded to Ball’s CEO and other NEOs in 2017, excluding the one-time SAIP awards made in 2016 (and considered granted, according to SEC and accounting rules, in 2017) to the CEO, NEOs and select members of management, as further described under “Other One-Time Incentives to Drive a Successful Integration and an Ownership-Based Culture” sections of this proxy. As illustrated, 86% of the target total compensation awarded to the CEO and 72% awarded to other NEOs in 2017 was based on elements that are at risk and may vary from year to year depending on business performance. This is generally consistent with competitive market data, which shows that CEOs have 86% and all other NEOs have 74% of their target total compensation based on elements that are at risk. Furthermore, 67% of the CEO’s and 51% of the other NEOs’ target total compensation was based on long-term performance. Again, this is consistent with competitive market data, which shows that CEOs have 68% and all other NEOs have 53% of their target total compensation based on long-term performance. This emphasis on longer term compensation, through performance based long-term cash and stock awards, ensures a strong continued alignment between Ball’s executive ownership and shareholder value creation objectives.

2017 Target Compensation Mix
Principal Executive Officer
27%
27%
13%
19%
14%
86% Performance Based
14% Fixed
67% Long-Term
33% Short-Term
All Other NEOs
21%
21%
10%
21%
28%
72% Performance Based
28% Fixed
51% Long-Term
49% Short-Term
Base Salary
Short-Term Cash Incentive
Long-Term Cash Incentive
Stock Options and SARs
Restricted and Performance Stock Units

Our Compensation Plans are Closely Linked to Business Performance—Ball’s fiscal 2017 financial results and the resulting EVA® improvement were directly linked to the pay outcome of our annual short-term incentive plan, since the payout factor is based on the amount of profits generated, in excess of both operating and capital costs, resulting in EVA® in excess of targets, as shown below:
Compensation Element	2017 Performance Achievement	2017 Pay Outcome

Annual Cash Compensation
Economic Value Added (“EVA®”) Annual Incentive	For Ball’s Consolidated Plan, the actual EVA® generated in excess of Ball’s internal 9% after-tax hurdle rate for fiscal year 2017 of $240.4 million exceeded our $186.3 million EVA® incentive plan target by $54.1 million. The actual EVA® generated in the Global Beverage Packaging business also exceeded its EVA® incentive plan target.	Payout was at 162% of target for all NEOs except Mr. Fisher whose payout was 187% of target.
Likewise, our fiscal year 2017 results reflect a continuation of the successful execution of our business strategy and strong performance in prior years; therefore, pay realized by our NEOs from long-term incentive performance periods completed at 2017 year-end reflects our commitment to improved financial performance and stock price growth, as shown below:
Compensation Element	2017 Performance Achievement	2017 Pay Outcome

Long-Term Incentives (Equity)
Performance-Contingent RSUs (“PC-RSUs”) 2015-2017 Period	Actual EVA® generated was $240.4 million compared to the target of $214.5 million. With absolute EVA® dollars growing at greater than an 8% compound annual growth rate over the 3-year performance period, a maximum performance result was achieved.	PC-RSUs granted in 2015 vested for all NEOs on January 31, 2018, at amounts that were 200% of target, based on the actual EVA® growth relative to target.
Long-Term Incentives (Cash)
Long-Term Cash Incentive Plan (“LTCIP”) 2015-2017 Period	Actual 3-year average ROAIC of 12.0% exceeded the target of 9.0%. Relative TSR versus the S&P 500 subset was at the 57th percentile, which exceeded the target of 50th percentile.	All of our NEOs received LTCIP payout equal to 164.8% of target, based on the blended ROAIC and TSR performance relative to targets.
We Are Committed to Shareholder-Oriented Corporate Governance—Our governance process ensures that the executive compensation program is appropriately maintained and updated to always meet a standard of excellence in pay-for-performance alignment. Specifically, a number of practices and policies are in place to promote the continuous improvement and accountability of our executive compensation program:
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A Human Resources Committee of the Board of Directors (the “Committee”) composed entirely of directors who meet the NYSE independence standards;

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An executive compensation consultant, engaged by and reporting directly to the Committee;

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A review of total compensation via tally sheets;

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External benchmarking of compensation levels and incentive design practices;

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Dividend equivalents for stock awards which accrue during the vesting and/or performance periods and are paid only if vesting terms and/or performance measures are achieved;

•
Nominal perquisites that are not grossed-up for taxes, unless it would be seen as customarily aligned with market to do so (e.g., an expense allowance intended to reimburse a known fixed cost);

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Ongoing assessment of the relationship between risk and compensation programs;

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Executive stock ownership guidelines for executives and directors, which have been attained by all, with the exception of Ms. Ross, who joined the Board in October 2017 and is in the process of attaining shares within the required period;

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An anti-hedging policy for our executives and directors;

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A shareholder-approved recoupment or “clawback” provision for cash incentive and stock compensation, which in the case of fraud or intentional misconduct by any executive at a level of vice president or above, may result in full reimbursement to Ball of any incentive compensation or cancellation of any outstanding awards to the executive; and

•
Change-in-control agreements with multiples that do not exceed two times pay and that require a termination of employment following a change in control (“double trigger”) before severance benefits are due. Excise tax gross-ups have been eliminated for any new change-in-control agreements entered into after January 1, 2010.

Composition of our NEOs in 2017—This year’s NEOs are shown below:
Officers	Title
John A. Hayes	President and CEO since 2011, elected Chairman in 2013
Scott C. Morrison	SVP and CFO since 2010
Daniel W. Fisher	SVP and COO, Global Beverage Packaging since December 2016
Charles E. Baker	VP and General Counsel since 2004, elected Corporate Secretary in 2011
Lisa A. Pauley	SVP, Human Resources and Administration since 2011
NEO Target Compensation Awarded in 2017—After review of competitive market data based on both General Industry and Peer Group, Ball’s financial and operational performance, executive compensation consultant and CEO recommendations, tally sheet analysis, executive individual performance, and internal pay comparisons, the Committee authorized the following target total compensation elements for the CEO and other NEOs:
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Base salary based on analysis of external market data and the Company’s pay philosophy;

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Continued utilization of the short-term annual incentive EVA® plan;

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Continued utilization of the long-term cash incentive plan. LTCIP targets for the 2017-2019 period were defined as a fixed dollar amount and the mix of the target value of long-term incentive vehicles was targeted 20% for LTCIP, 40% for SARs and 40% for PC-RSUs for all NEOs; and

•
Continued utilization of PC-RSUs and SARs awards. As outlined above, the performance measure and degree of vesting for the 2017-2019 PC-RSU awards is based on a future target value of absolute EVA® dollars generated in excess of Ball’s internal 9% after-tax hurdle rate as the capital charge, relative to compound growth rate targets achieved over a three-year period. PC-RSU awards for 2017-2019 have a potential outcome to executives of 0% to 200%.

The Committee is confident that our executive compensation program, along with our management-as-owners culture and our pay-for-performance philosophy, have directly contributed to the successful performance of the business and resulted in an executive team closely aligned with shareholders.
Other One-Time Incentives to Drive a Successful Integration and an Ownership-Based Culture—With the acquisition of Rexam in 2016, the Company, Ball’s employees and Ball’s shareholders continue to find themselves with an exciting opportunity, composed of new customers, new locations, expanded capabilities and a workforce of talented employees. Management is focused on driving shareholder value through the identification of synergies, executing value capture initiatives, and ultimately generating additional EVA® and cash flow through the beverage packaging business.
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Special Acquisition-Related Incentive Program (“SAIP”): NEOs, select members of the broader management team and other key employees were identified in 2016 as being critical to leading the successful integration of Rexam and the generation of cash flow to pay down the debt associated with the transaction. These employees were deemed eligible for one-time SAIP incentives in 2016, but per SEC and accounting rules were not considered granted until 2017, and will ultimately only receive a reward if the cumulative EVA® and cumulative cash flow dollar targets are met. It should be noted that this program will pay out only in 2020 and not before (if there is any payout), such that the 3 1/2-year integration process can be measured holistically. There will be no interim payouts, ensuring the focus is on the long-term success of the Company.

For sake of clarity, the Company felt it important to communicate the SAIP award eligibility shortly after the close of the Rexam transaction and considers these awards as having been granted in 2016. However, due to the cumulative nature for the entire 3 1/2-year performance period, the cumulative EVA® and cash flow performance metrics were finalized in early 2017. As such, per FASB ASC Topic 718 (“Topic 718”), these awards are not considered granted for accounting purposes until 2017 and are now included in the disclosure tables contained within this CD&A. No new SAIP awards were issued in 2017 and the values being reported in this proxy statement are simply the recognition of the awards communicated in 2016.

•
Deposit Share Program (“DSP”): To ensure the alignment with shareholder interests and in promoting an ownership-based culture, Ball encourages NEOs and other select members of the broader management team, especially new leadership within the Company, to invest in common shares. The recipients of a DSP opportunity must voluntarily invest in the Corporation and hold such shares, and will receive the matching shares over a four-year period, subject to minimum ownership requirements. Ball provided such opportunity in 2016, just after the Rexam acquisition, allowing for eligible participants to receive grants of restricted stock units, contingent upon the recipient buying and holding common shares. Based on the engagement of program participants, it is clear that our new leadership has quickly become oriented to Ball’s EVA® and ownership-based culture, and is focused on goals that will ensure long-term Company success.

For sake of clarity, while the DSP opportunities were communicated to eligible NEOs and other select managers in 2016, participants may acquire common shares and receive grants of restricted stock units under this DSP offering until May 2018. DSP activity reported in this proxy statement for the NEOs simply reflects execution of the award opportunity communicated in 2016. No new opportunities were awarded to NEOs in 2017.

COMPENSATION OBJECTIVES AND PHILOSOPHY
The primary objective of the Corporation’s executive compensation program is to attract and retain exceptional leaders and enable them to behave like an owner—one of our key business values. When setting executive compensation, the Corporation applies a consistent approach for all executive officers and intends that the combination of compensation elements closely aligns the executives’ financial interests with those of the shareholders. The program is mainly designed to:
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Attract, motivate and retain a highly capable and performance-focused executive team;

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Promote a culture of management owners whose financial interests are aligned with those of the Corporation’s shareholders;

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Pay-for-performance, such that total compensation reflects the individual performance of executives and the absolute and relative performance of the Corporation; and

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Efficiently manage the potential stock dilution, cash flow, tax and reported earnings implications of executive compensation, consistent with the other objectives of the program.

Target total compensation is composed of base salary, annual EVA® incentive compensation and long-term incentive compensation in the form of both cash and equity. In support of the Corporation’s emphasis on significant ownership by key executives, the Corporation delivers long-term incentive opportunities that encourage ownership. Generally, the amount of compensation realized or potentially realizable does not directly impact the level at which future pay opportunities are set. However, when granting equity awards, the Committee reviews and considers both individual performance and the number of outstanding and previously granted equity awards.
In addition to promoting share ownership, the Corporation’s executive compensation objectives and philosophy focus on rewarding performance. This means that shareholder returns along with corporate performance, both short-term and long-term, comprise the largest portion of executive pay.
ROLE OF THE HUMAN RESOURCES COMMITTEE AND EXECUTIVE COMPENSATION CONSULTANT
The Committee oversees the administration of the executive compensation program and determines the compensation of the executive officers of the Corporation. The Committee is solely composed of nonmanagement directors, all of whom meet the independence requirements of the NYSE. Furthermore, the Committee has retained an independent consultant (the “Consultant”) to assist in fulfilling its responsibilities. The Consultant is employed by Pay Governance, LLC, and is engaged by and reports directly to the Committee. Specifically, the Consultant’s role is to develop recommendations for the Committee related to all aspects of the executive compensation program and the Consultant works with management to obtain information necessary to develop the recommendations. The Committee assessed Pay Governance’s independence in 2017, as required under NYSE listing rules. Based on this review, we do not believe that any conflict of interest exists with the work performed by Pay Governance and consider them to be independent.
MARKET REFERENCE POINTS AND PEER GROUPS
When benchmarking compensation to the competitive market, we use two market reference points for our executive officers. This two-pronged approach provides a spectrum of relevant information on executive compensation levels, practices and trends in the marketplace.
The primary market reference point (“General Industry”) reflects the broad talent market in which we compete. The critical skills required by the Corporation’s management team have historically been found both inside and outside of the containers and packaging industry, and as such, the Committee believes it is appropriate to focus on General Industry market levels as the primary market reference point for evaluating the competitiveness of our executive compensation program. These data are size-adjusted to reflect the relative size of the Corporation or the relevant business unit for the executive. Size-adjusting the data ensures that market levels are being developed for like roles within businesses of similar size and scope. Data for the General Industry are collected from multiple proprietary survey sources published by leading market data providers.
The secondary market reference point (“Peer Group”) is composed of companies within the containers and packaging, food, household durable and nondurable goods, industrial manufacturing industries. We use the secondary reference point to identify any differences in compensation practices between related industry peers and the broader General Industry. Our Peer Group consisted of 15 companies with fiscal-annual revenues ranging from 0.4x to 2.5x Ball’s revenues. Data for the Peer Group are collected from both proprietary survey sources where custom analyses for selected peer groups are available and publicly disclosed data from SEC filings.

In developing the Peer Group, the Consultant used objective, quantitative financial and industry criteria, as well as qualitative criteria regarding the nature of our business operations. Specifically, the Consultant used the following principles and criteria in identifying the Peer Group companies:
Design Principle	Criteria
Quantitative financial criteria to ensure organizations are comparable in terms of size and structure
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Revenue between an approximate range of 0.4x to 2.5x Ball’s revenues

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Market capitalization between 0.25x to 5.0x Ball’s market capitalization (used as a secondary reference)

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Ratio of market capitalization to revenue between 0.5x and 2.0x

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Positive operating margins ranging from 5% to 20%

Qualitative criteria regarding appropriate industry, business types and organizational complexity
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Ball’s direct peers in the containers and packaging industry

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Nondurable consumer product companies with some or all of the following characteristics: containers and packaging are a critical element of the final product, there is a substantial business focus on meeting annual performance expectations, and the individual consumer represents the ultimate purchaser of the product

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Broader manufacturing companies within the office services supplies, capital goods, chemical manufacturing, paper products and steel industries

For 2017, our Peer Group included the companies below, reflecting the removal of Bemis, Greif, Molson Coors, Silgan Holdings and Sonoco Products, and the addition of Alcoa, General Mills, Kellogg, Nucor and Sherwin-Williams. The Committee approved these adjustments in the third quarter of 2016 to better reflect the increased size and broader global footprint of the Company following the Rexam acquisition.
Alcoa Corporation	Eastman Chemical Company	PPG Industries, Inc.
Avery Dennison Corporation	General Mills Inc.	Sealed Air Corporation
Campbell Soup Company	Kellogg Company	The Sherwin-Williams Company
ConAgra Brands, Inc.	Nucor Corporation	United States Steel Corp.
Crown Holdings Inc.	Owens-Illinois, Inc.	WestRock Company
There were no changes made to this Peer Group in 2017 and, as a result, this same Peer Group will be used for all 2018 NEO pay decisions.

The chart below illustrates the Corporation’s relative positioning compared to the 2017 Peer Group on relevant financial metrics, which reflect the financial impact of the 2016 Rexam acquisition.
Ball Market Capitalization, Revenue and Net Income as
Compared to the Peer Group
PROCESS FOR DETERMINING EXECUTIVE COMPENSATION
The Committee reviews and adjusts executive target total compensation levels, including long-term incentive levels in January of each year.
The Corporation begins the annual process by reviewing each executive officer’s target total compensation in relation to the 50th percentile of both the primary and secondary market reference points, e.g., General Industry and Peer Group. The data is gathered by the Consultant and presented to the Corporation and the Committee in detailed reports providing a comparative analysis of our executive officer compensation to the market data. The Consultant collaborates with the Corporation’s Executive Compensation Department when preparing such reports.
Additionally, the Consultant creates tally sheets for each executive outlining each executive’s annual target and actual pay in relation to competitive market information as well as total accumulated pay under various corporate performance scenarios, both recent and projected. The tally sheets are used to analyze and determine executive officer pay recommendations and understand the potential realizable compensation under various performance scenarios. The Consultant also prepares for the Committee an independent review and recommendation of the CEO’s compensation. In its deliberations, the Committee meets with the CEO and other members of senior management, as appropriate, to discuss the application of the competitive benchmarking (pay and performance) relative to the unique structure and needs of the Corporation.

The CEO’s target total compensation package is set by the Committee during an executive session based on the Committee’s review of the competitive information and recommendation prepared by the Consultant, assessment of the CEO’s individual performance in conjunction with the financial and operating performance of the Corporation and appropriate business judgment.
A recommendation for the target total compensation of the Corporation’s other executive officers, including the CFO and other NEOs, is made by the CEO after reviewing the executive’s and the Corporation’s business performance in conjunction with the executive’s responsibility and experience when compared to the competitive market information prepared by the Consultant. The compensation package for the other executive officers is established by the Committee taking into consideration the recommendation of the CEO, the executive officer’s individual job responsibilities, experience and overall performance, along with appropriate business judgment.
The Committee may also adjust an executive’s compensation level during the year as a result of a promotion. Such adjustments take into consideration competitive market data and a recommendation provided by the Consultant, as well as the recommendation of the CEO, which takes into account the additional responsibilities assigned and overall experience and performance of the executive.
ELEMENTS OF BALL’S EXECUTIVE COMPENSATION PROGRAM AND 2017 PERFORMANCE
The primary elements of the Corporation’s executive compensation program are designed to be consistent with the compensation objectives described previously. The elements are outlined in the following table. The purpose of each element is also provided to demonstrate how each fits with the overall compensation objectives, specifically, stock ownership and pay-for-performance.
Component	Element	Purpose	Performance Measures	2017 Performance Outcome
Base Compensation—Current Year	Annual Base Salary	Fixed element of pay based on an individual’s primary duties and responsibilities.	Individual performance and contribution based on primary duties and responsibilities.	All NEOs received base pay increases consistent with the broader Corporation’s merit increase, except for Mr. Fisher, whose pay was adjusted upon his promotion in December 2016 and was held constant for 2017.
Annual Incentive—Performance Based Cash	Annual EVA® Incentive Compensation Plan	Designed to reward achievement of specified annual corporate and/or operating unit financial goals pursuant to EVA® principles.	Actual 2017 EVA® based on the amount of corporate net operating profit after-tax, less a charge for capital employed in the business based on the Corporation’s internal 9% after-tax internal hurdle rate, as compared to the 2017 EVA® incentive plan target.	Resulted in an award of 162% of target for all NEOs except Mr. Fisher, who received an award of 187% of target (as his target is based on a combination of his respective operating unit’s financial and EVA® goals and the Corporation’s consolidated plan).

Component	Element	Purpose	Performance Measures	2017 Performance Outcome
Long-Term Incentive—Performance Based Cash	Long-Term Cash Incentive Plan	Designed to promote long-term creation of shareholder value in relative terms (TSR performance versus a subset of companies in the S&P 500) and absolute terms (ROAIC) and provide an executive retention incentive.	50% based on TSR over 3 years relative to a subset of S&P 500 companies and 50% based on ROAIC over 3 years, as compared to targets.	The 2015-2017 period resulted in an award payment of 164.8% of target for all NEOs, based on above-target performance for relative TSR (57th percentile) and above-target ROAIC performance (12.0%).
Long-Term Incentive—Performance Based Equity	Stock Options and Stock-Settled SARs	Designed to promote share ownership and long-term performance resulting in the creation of shareholder value.	Stock price appreciation relative to the grant date stock price (exercise price) of the stock options/SAR grants.	Stock price performance ending December 31, 2017, excluding reinvestment of dividends: Ball vs. S&P 500 1-year: 0.8% vs. 19.4%. Ball vs. S&P 500 3-year: 11.1% vs. 29.9%.
	Restricted Stock/RSUs	Designed to promote share ownership, provide a retention incentive and provide long-term incentive for the creation of shareholder value.	Stock price appreciation.
	Performance- Contingent RSUs	Designed to promote share ownership through the achievement of absolute EVA® dollar growth relative to compound growth rate targets over a 3-year period.	Actual absolute EVA® dollars, equal to or exceeding a future estimated absolute EVA® dollar target.	For all NEOs, resulted in vesting of the 2015-2017 PC-RSU award on January 31, 2018, based on actual EVA® generated of $240.4 million compared to our compound growth rate target of $214.5 million (award equal to 200% of target).

Component	Element	Purpose	Performance Measures	2017 Performance Outcome
Other One-Time Incentives to Drive a Successful Integration and an Ownership-Based Culture	Special Acquisition-Related Incentive Program PRSUs	Designed specifically to promote the successful integration of the newly acquired beverage business.	Cumulative EVA® and cumulative cash flow, with targets (and associated minimum and maximum performance ranges), established for each measure.
No awards were vested during 2017, as the performance period ends on December 31, 2019. Payouts, if any, will be made in 2020 and based upon the integration success over the entire 3 1/2-year performance period.

	Deposit Share Program RSUs	Designed to promote financial investment in the Corporation, promote share ownership and provide long-term incentive for performance resulting in the creation of shareholder value.	Attainment of required holding period and stock price appreciation.	No new opportunities were awarded to NEOs in 2017 and grants will vest over a 4-year period, subject to satisfying the holding period and employee ownership requirements.

Component	Element	Purpose	Performance Measures	2017 Performance Outcome
Benefits	Life Insurance and Pension Benefits	Supports basic life insurance and retirement income security needs.	N/A	N/A
	Supplemental Executive Retirement Plan (“SERP”)	Replicates benefits provided under the U.S. qualified pension plan, not otherwise payable due to IRS qualified plan limits.
	Non-Qualified Deferred Compensation	Provides eligible participants the ability to defer certain pretax compensation into a savings plan to support retirement income or other needs.
	Perquisites and Other Personal Benefits	Noncash compensation generally nominal in value, which may consist of financial planning, executive physicals, aircraft usage and insurance premiums. The percent of total compensation may exceed the nominal range for an executive on foreign assignment.
SPECIFICS RELATED TO THE 2017 EXECUTIVE COMPENSATION ELEMENTS
When determining our executive target total compensation decisions in January 2017, the Committee took into account the Corporation’s operating and financial performance in 2016, which resulted in a total return to shareholders of 4.0%, based on stock price appreciation plus reinvested dividends, compared to a 12.0% return of the S&P 500 and the 16.5% return of the Dow Jones Containers and Packaging Index. The Corporation also increased EVA® dollars from $167.9 million in 2015 to $198.6 million in 2016, which represents an after-tax return on average invested capital of 11.5% over a larger average invested capital base. The Committee also recognized that all NEOs contributed to the many other successes of the Corporation, including: (1) successful completion of the Rexam acquisition and required sale of the divestment business, (2) implementing cost-out and value-in initiatives across our corporate functions and all of our global businesses, (3) investing capital to meet global high single-digit volume growth for specialty beverage containers, (4) expanding our global reach by completing investments in metal beverage facilities in Monterrey, Mexico, and Myanmar, as well as an extruded aluminum aerosol facility in India, (5) leveraging our global capabilities in metal manufacturing, and (6) successfully delivering multiple aerospace technologies and instruments to government and commercial customers throughout 2016 which improved year-over-year financial performance. During 2016, the Company was again recognized by the Dow Jones Sustainability Index for maintaining our position as the only packaging company to be listed on both the North American and World indexes, and also received a perfect score on the Corporate Equality Index, a national benchmarking survey on corporate policies and practices related to LGBT workplace equality, administered by the Human Rights Campaign Foundation.

Base Salary
Base salary levels are set on the basis of factors such as job responsibilities, the CEO’s subjective judgment of individual performance and contributions to overall business performance, experience level, internal merit increase budgets, external market base salary movement and market competitiveness as compared to 50th percentile data. With respect to promotions, we may initially position an individual below the 50th percentile and then adjust their base pay closer to the market median over time, in order to ensure that the individual is successfully performing and growing into their new role. The Committee reviewed base salary levels during the executive compensation review as outlined under the section entitled “Process for Determining Executive Compensation,” which included an analysis of external market data, prepared by the Consultant and approved salary increases for all NEOs in late January 2017, with changes effective retroactively to January 1, 2017.
NEO	2017 Base Salary	Rationale
John A. Hayes	$1,268,520	2017 base salary was based on the executive compensation review, including an analysis of external market data, and reflected a merit increase consistent with the Corporation’s merit increase budget.
Scott C. Morrison	$682,662	2017 base salary was based on the executive compensation review, including an analysis of external market data, and reflected a merit increase consistent with the Corporation’s merit increase budget.
Daniel W. Fisher	$540,000	2017 base salary was based on the executive compensation review, including an analysis of external market data, and took into account his promotion to SVP and COO, Global Beverage Packaging.
Charles E. Baker	$504,715	2017 base salary was based on the executive compensation review, including an analysis of external market data, and reflected a merit increase consistent with the Corporation’s merit increase budget.
Lisa A. Pauley	$475,542	2017 base salary was based on the executive compensation review, including an analysis of external market data, and reflected a merit increase consistent with the Corporation’s merit increase budget.
Annual Incentive
This short-term annual pay-for-performance incentive is used to encourage and reward the NEOs for making decisions that improve performance as measured by EVA®. It is designed to produce sustained shareholder value by establishing a direct link between EVA® improvement and incentive compensation. EVA® was selected as the measure for Ball’s Annual Incentive Compensation Plan because it has been demonstrated to correlate management’s incentive with share price growth and shareholder returns. EVA® is calculated by subtracting a charge for the use of invested capital from net operating profit after-tax as illustrated below:
Generating profits in excess of both operating and capital costs (debt and equity) creates EVA® dollars. If EVA® improves, value has been created.
Performance Measures—Targets are established annually for each operating unit and for the Corporation as a whole based on prior performance. The Plan design motivates continuous improvement in order to achieve payouts at or above target over time.
The Corporation’s and/or operating unit’s EVA® financial performance determines the amount, if any, of awards earned under the Annual Incentive Compensation Plan. Such awards are based on actual EVA® performance relative to the established EVA® target. For any one year, the EVA® target is equal to the sum of the prior year’s target EVA® plus one-half the amount of the prior year’s EVA® gain or shortfall relative to the prior year’s EVA® target and is calculated as follows:

Improvement in EVA® occurs when the amount of NOPAT, less a charge for capital employed in the business, increases over time. It establishes a direct link between annual incentive compensation and continuous improvement of return on invested capital relative to an internal 9% after-tax “hurdle rate.” The Corporation has established a minimum 9% after-tax as the hurdle rate when evaluating capital expenditures and strategic initiatives in most regions in which we do business. This hurdle rate is above the Corporation’s actual cost of capital.
For a given year, a payout at 100% of target annual incentive compensation is achieved when actual EVA® is equal to the EVA® target. Actual annual incentive payments each year can range from 0% to 200% of the targeted incentive opportunity based on corporate performance and/or the performance of the operating unit over which the executive has responsibility. For the Corporation’s consolidated plan, a payout of 0% is realized when actual EVA® is $174 million less than targeted EVA®. A payout of 200% or greater may be achieved if actual EVA® is $87 million or higher than target EVA®. However, any amounts over 200% of target are banked and remain at risk until paid over time in one-third increments whenever actual performance under the Annual Incentive Plan results in a payout of less than 200% of target. When the bank balance falls below $10,000 it is paid in full. All payments from the bank balance are made at the same time annual incentive payments are made. In 2017, the Corporation’s consolidated actual EVA® performance exceeded our EVA® target by $54.1 million and resulted in a payout of 162% of target, as shown below:
Performance Measure	Minimum	Target	Maximum	Actual
EVA®	$12.3 million	$186.3 million	$273.3 million	$240.4 million
Mr. Fisher’s EVA® target was based on a combination of his respective operating unit’s financial and EVA® goals and the Corporation’s consolidated plan; however, due to the competitively sensitive nature of such financial metrics, these values have been excluded.
Target Incentive Percentages and 2017 Incentive Paid—A target incentive opportunity is established each year as a percentage of an executive’s annual base salary and is targeted at approximately the 50th percentile of the competitive market with the opportunity to earn more for above-target performance or less for below-target performance. The 2017 target incentive opportunity for Messrs. Hayes, Morrison and Baker and Ms. Pauley was dependent upon the Corporation’s consolidated EVA® performance; whereas for Mr. Fisher, 80% was dependent upon the EVA® performance of the Global Beverage Packaging operating unit and 20% dependent upon the Corporation’s consolidated EVA® performance. The table below summarizes for each NEO the 2017 target incentive opportunity as compared to the actual incentive paid as a result of the year’s strong EVA® performance. The value paid may include a one-third increment of a prior bank balance.
NEO	Target Annual Incentive		Actual Annual Incentive
	% of Base	$ Value	% of Base	$ Value Paid
John A. Hayes	135%	$1,711,021	219%	$2,771,854
Scott C. Morrison	85%	$579,761	138%	$939,212
Daniel W. Fisher	70%	$380,144	135%	$735,580
Charles E. Baker	70%	$352,995	113%	$571,852
Lisa A. Pauley	75%	$356,348	121%	$577,285
Certain U.S.-based executives, including the NEOs, may elect to defer the payment of all or a portion of their annual incentive compensation into the 2005 Deferred Compensation Plan and/or the 2005 Deferred Compensation Company Stock Plan, as described in the “Non-Qualified Deferred Compensation” section.
Long-Term Incentives
This element of compensation is designed to provide ownership and cash opportunities to promote the achievement of longer term financial performance goals and enhanced TSR. The Corporation’s long-term incentive opportunity is generally provided through a combination of equity and cash awards, which the Committee believes best matches the compensation principles for the program.
For 2017, the target award mix of long-term incentive vehicles was 20% LTCIP, 40% SARs and 40% PC-RSUs as described previously. The total target amount of long-term incentives, based on the grant date expected value, is generally established in relation to the 50th percentile of the competitive market, individual roles and responsibilities, individual performance (as outlined in the preceding “Base Salary” section) and the Corporation’s financial and operating performance.

NEO	Total Target Long-Term Value	Mix of Long-Term Vehicles
		% LTCIP (2017-2019 Period)	% Options/ SARs	% Performance- Contingent RSUs (2017-2019 Period)
John A. Hayes	$6,000,000	20%	40%	40%
Scott C. Morrison	$1,450,000	20%	40%	40%
Daniel W. Fisher	$1,000,000	20%	40%	40%
Charles E. Baker	$800,000	20%	40%	40%
Lisa A. Pauley	$850,000	20%	40%	40%
The long-term incentive awards provide value only if the Corporation achieves positive stock price and financial performance. This emphasis on long-term compensation, through performance-based long-term cash and equity awards, ensures a strong continued alignment with the Corporation’s executive ownership and shareholder value creation objectives.
Performance-Based Cash Awards—The Corporation’s performance-based long-term cash incentive award, LTCIP, is intended to focus executives on the achievement of multiyear performance goals that will enhance shareholder value. The Corporation’s TSR and ROAIC are considered in determining the amount, if any, of awards earned under the Corporation’s LTCIP. Performance is measured on a cumulative basis over a three-year performance period. Awards pursuant to the LTCIP are generally made on an annual basis such that three performance periods overlap. Any actual award earned is paid at the end of the three-year performance period. During 2017, there were three overlapping periods:
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2015-2017—Awarded in 2015, completed at the end of 2017, vesting took place in early 2018.

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2016-2018—Awarded in 2016, in process, will complete at the end of 2018, payment in early 2019, if performance measures are attained.

•
2017-2019—Awarded in 2017, in process, will complete at the end of 2019, payment in early 2020, if performance measures are attained; included in the “Grants of Plan-Based Awards Table.”

The LTCIP provides executives the opportunity to earn awards based on a combination of two performance measures. One-half of the award is based on the Corporation’s three-year TSR as measured against the TSRs of a subset of companies in the S&P 500 excluding companies in the S&P 500 Index that are classified as being part of the Financial or Utilities industry sectors or the Transportation industry group. Companies added to the S&P 500 during the performance period are also excluded. TSR is measured by comparing the average daily closing price and dividends of the Corporation in the third year of the performance period with the average daily closing price and dividends prior to the start of the performance period relative to the distribution of the equivalent TSRs during the performance period of the group of companies as described above. The target performance requirement for the TSR measure is the 50th percentile of the S&P 500 subset described above. The other one-half of the award is based on ROAIC performance over the three-year period. ROAIC is calculated by dividing the average of the Corporation’s net operating profit after-tax over the relevant performance period by its average invested capital over such period. The target performance requirement for the ROAIC measure is 9% after-tax, which is above the Corporation’s estimated WACC. The target, minimum and maximum performance requirements are as follows:
Performance Measure	Minimum	Target	Maximum
TSR	37.5th percentile	50th percentile	75th percentile
ROAIC (after-tax)	7%	9%	11%
For each measure, minimum performance results in a zero payout factor, target performance results in a 100% payout factor and maximum performance results in a 200% payout factor for the respective one-half of the award. Performance between minimum, target and maximum is extrapolated to determine the payout factor.
Each NEO’s incentive opportunity is established by considering external long-term incentive market data and the Corporation’s internal pay equity. Each NEO’s LTCIP opportunity is set as a fixed target dollar amount based on the 20% target award mix of long-term incentive vehicles, which ensures that the value of Ball’s long-term incentives remain consistent with competitive market practices.

The executive’s award for any given performance period is calculated as follows:
For the 2017-2019 performance period, the fixed target dollar incentive opportunities awarded in early 2017 to the NEOs, and reported in the “Grants of Plan-Based Awards Table,” are as follows:
NEO	Target LTCIP Dollar Value for the 2017-2019 Performance Period
John A. Hayes	$1,200,000
Scott C. Morrison	$290,000
Daniel W. Fisher	$200,000
Charles E. Baker	$160,000
Lisa A. Pauley	$170,000
For the 2015-2017 performance period, the incentive opportunities for the NEOs were as follows:
NEO	Target LTCIP Dollar Value for the 2015-2017 Performance Period
John A. Hayes	$1,100,000
Scott C. Morrison	$250,000
Daniel W. Fisher	$80,000
Charles E. Baker	$125,000
Lisa A. Pauley	$124,000
As a result of the Corporation’s actual performance for the 2015-2017 performance period of 57th percentile TSR and 12.0% ROAIC, cash payouts (made in early 2018) to the NEOs are 164.8% of the target opportunities and reported in the “Summary Compensation Table.”
Equity-Based Awards—The Corporation’s equity awards may be provided through various forms (SARs, Incentive Stock Options (“ISOs”), Non-Qualified Stock Options (“NQSOs”), PC-RSUs, restricted stock and RSUs), all of which are tied to the price of Ball Corporation common stock. Annual equity awards associated with target total compensation are typically granted in January on the date of the quarterly meeting of the Board; however, equity awards may be granted during the year as part of an executive’s promotion, extraordinary performance or for retention purposes. In the case of newly hired executives, equity awards may be granted upon the executive joining the Corporation. Annual equity-based awards are determined for each NEO in order to bring target total compensation to the level deemed appropriate by the Committee in relation to the external market 50th percentile and each executive’s roles, responsibilities and performance.
In January 2017, the Committee approved the award of SARs and PC-RSUs to the NEOs and executive officers. Each form of equity is described below. The target values of these awards were based on the total target award mix of long-term incentive vehicles as previously described (40% SARs and 40% PC-RSUs). The number and/or value of the equity awarded in 2017 to the NEOs is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table.” All equity awards are pursuant to the provisions of the Amended and Restated 2013 Stock and Cash Incentive Plan.
•
Stock-Settled SARs and Stock Options: SARs, ISOs and/or NQSOs are granted in order to reward executives for the creation of shareholder value, and will only provide value to executives if the price of the Corporation’s stock increases. Such awards generally vest at 25% per year for four years and expire in ten years. The grant value of each SAR, ISO or NQSO is based on the closing price of the Corporation’s common stock on the date of grant.

•
Performance-Contingent RSUs: PC-RSUs are granted in order to promote share ownership through the achievement of defined multiyear performance goals that enhance shareholder value and align with the Corporation’s Drive for 10 vision. The performance measure is a future target value of the Corporation’s absolute EVA® dollars generated in excess of Ball’s 9% after-tax hurdle rate. The future dollar absolute EVA® target value is calculated by increasing the prior year actual EVA® dollars generated in excess of the 9% after-tax hurdle rate by a compound annual growth rate of

4% over the three-year period. Given the challenging nature of this measure, a minimum and maximum performance range exists and may result in an actual payout of between 0% and 200%. The minimum performance measure, which would result in a 0% payout, is the prior year-end achieved absolute EVA® dollars. In this case, even though we would have continued to generate positive EVA®, the lack of growth in that figure results in a zero payout. The maximum performance measure is only achieved if we grow absolute EVA® dollars at an aggressive compound annual growth rate of 8% over the three years of the period. Performance between minimum, target and maximum is extrapolated to determine the payout factor. Awards are generally made on an annual basis such that three performance periods overlap. Any actual award earned is paid at the end of the three-year performance period. During 2017, there were three overlapping periods:
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2015-2017—PC-RSUs were granted in 2015, completed at the end of 2017, and vesting took place in early 2018. The actual EVA® generated was $240.4 million compared to our compound growth rate target of  $214.5 million and 200% of all granted units for that three-year period vested for the NEOs. The PC-RSUs vested in January 2018 and the value realized on vesting will be reported in the “Option Exercises and Stock Vested Table” in 2019.

—
2016-2018—PC-RSUs were granted in 2016. This is in process and will complete at the end of 2018 and vesting will occur in early 2019, if the performance measure is attained. The target, minimum and maximum performance requirements for the 2016-2018 award are as follows:

Performance Measure	Minimum	Target	Maximum
Target Absolute EVA® Dollars	$180.6 million	$203.2 million	$227.5 million
—
2017-2019—PC-RSUs were granted in 2017. This is in process and will complete at the end of 2019 and vesting will occur in early 2020, if the performance measure is attained. The target, minimum and maximum performance requirements for the 2017-2019 award are as follows:

Performance Measure	Minimum	Target	Maximum
Target Absolute EVA® Dollars	$198.6 million	$223.4 million	$250.2 million
•
Restricted Stock or RSUs: The Committee or CEO may also grant restricted stock or RSUs generally in connection with the promotion or recruitment of individuals to facilitate ownership and retention. Pursuant to the provisions of the Amended and Restated 2013 Stock and Cash Incentive Plan, the Committee delegated to the CEO the authority to grant up to a maximum of 10,000 restricted shares or RSUs to any one individual in a calendar year, except the CEO may not make such grants to officers of the Corporation. Any such grant is ratified by the Committee at the first Committee meeting following such grant. Grants made are generally effective at the closing stock price on the day of the grant or may be effective at the closing stock price on a specific day in the future as defined by the Committee or the CEO. As an example, the future grant of a restricted stock award may be approved pending the effective date of a promotion, employment or a specific date. These awards generally vest in either 20% or 25% increments on each annual anniversary of the grant date. These grants serve as a long-term incentive element, promote share ownership and may provide an executive retention incentive.

Other One-Time Incentives to Drive a Successful Integration and an Ownership-Based Culture
These elements of compensation are designed to provide ownership, align priorities of management and shareholders and to ensure success of acquisitions. For example, after an acquisition, management is focused on driving shareholder value through the identification of synergies, executing value capture initiatives, and ultimately generating additional EVA® and cash flow through the newly combined business, which are often motivated through the use of these one-time incentives.
•
Special Acquisition-Related Incentive Program (“SAIP”): In conjunction with the 2016 Rexam acquisition, the Corporation implemented a special incentive program designed specifically to motivate participating employees to successfully integrate the Rexam acquisition into the Corporation and generate cash flow to facilitate paying down the related Company debt. The SAIP is based on a 3½-year performance period, beginning July 1, 2016, and ending on December 31, 2019, and is based on cumulative EVA® dollar and cash flow targets. SAIP awards are in the form of Performance Restricted Stock Units (“PRSUs”) and the PRSUs will cliff-vest at the end of the performance period, if the performance targets are met. No interim payouts or vesting will occur during the performance period. Additionally, as the performance targets have been established to be challenging, minimum, target and maximum values have been established for each of the two performance measures; however, due to the competitive and sensitive nature of the financial metrics, these values have been excluded. The actual payout will be between 0% and 200% of the target award for each employee, with performance between minimum, target and maximum being extrapolated to determine the payout factor.
For sake of clarity, the Company felt it important to communicate the SAIP award eligibility shortly after the close of the Rexam transaction and considers these awards as having been granted in 2016. However, due to the cumulative nature for the entire 3 1/2-year performance period, the cumulative EVA® and cash flow performance metrics were finalized in early 2017. As such, per FASB ASC Topic 718 (“Topic 718”), these awards are not considered granted for accounting purposes until 2017 and are now included in the disclosure tables contained within this CD&A. No new SAIP awards were issued in 2017 and the SAIP values being reported for NEOs in this proxy statement are simply the recognition of the awards communicated in 2016.
•
Deposit Share Program (“DSP”): Introduced in 2001, the Corporation may from time-to-time grant restricted stock or RSUs pursuant to the DSP. This program is used with the intent to further drive an ownership culture, especially among new leaders that may have had little-to-no Ball stock ownership, and to further align leadership focus with shareholder interests. Under this program, a participant receives one matching RSU for every acquired common stock share newly attained and held by the participant (either in the open market, through the exercise of stock options or settlement of SARs, or deferral, if eligible, of annual incentive compensation to the Deferred Compensation Company Stock Plan) during a specified acquisition period, up to a maximum number of shares preestablished by the Committee. Essentially, the Company is providing an incentive only if a participant should choose to newly invest in the Company. As long as a participant continues to hold their newly acquired shares, the RSUs will cliff vest four years from the date of grant; or, if stock ownership guidelines are met, 30% of the units vest at the end of the second year and again at the end of the third year, and 40% will vest at the end of the fourth year. RSUs granted pursuant to the DSP are made on the 15th day of each month following the participant’s submission of adequate documentation to the Corporation detailing the acquisition of the newly acquired shares.

To engage the significant number of new leaders within Ball after the Rexam transaction, the Committee approved opportunities under the DSP to our NEOs and select members of the broader management team in July 2016. For sake of clarity, while the DSP opportunities were communicated to eligible NEOs and other select managers in 2016, participants may acquire common shares and receive grants of restricted stock units under this DSP offering until May 2018. DSP activity reported in this proxy statement for the NEOs simply reflects the execution of the award opportunity communicated in 2016. No new opportunities were awarded to the NEOs in 2017.
Retirement Benefits
The Corporation strives for overall benefits to be competitive with the market. The NEOs participate in the same benefit plans and on the same terms as provided to all U.S. salaried employees, with the exception of the differences noted below.
Included in these benefits for the U.S. salaried employees are the annual pension accruals under the qualified pension plan (“Salaried Pension Plan”) and contributions to the qualified 401(k) savings plan. The Corporation sponsors two qualified salaried defined benefit pension plans in the U.S., one covering its Aerospace subsidiary’s employees and the other covering all other U.S. salaried employees. Prior to January 1, 2007, the benefits were determined by final average salary, covered compensation and years of service. Beginning in 2007, the benefit in both plans is an accumulated annual credit based on base salary, the Social Security Wage Base (“SSWB”) and a multiplier that is based on service.
The 401(k) savings plan is a tax-qualified defined contribution plan that allows U.S. salaried employees, including the NEOs, to contribute to the plan 1% to 55% of their base salary up to IRS-determined limits on a before-tax basis. Prior to January 1, 2007, the Corporation matched 50% of the first 6% of base salary contributed to the plan. Beginning in 2007, the Corporation matches 100% of the first 3% of base salary contributed, and 50% of the next 2% of base salary contributed, up to a maximum match of 4% of base salary contributed.
Certain executives, including the NEOs, also receive benefits under the non-qualified SERP which replaces benefits otherwise available in the qualified pension plan except for limits on covered compensation in the qualified plan set by the Internal Revenue Code of 1986, as amended (the “Code”). The SERP is designed to provide retirement benefits that are calculated on base salary that exceeds the maximum amount of pay that can be included in the pension calculation under a pension plan that is tax qualified under the Code. Further information regarding the Salaried Pension Plan and the SERP are provided in the “Pension Benefits” section.

The Corporation’s U.S. pension plans and SERP provide pension benefits based on base salary only and do not include incentive compensation as part of the pension calculation.
Additionally, the Corporation provides a deferred compensation benefit to certain U.S. employees, including the NEOs. Under the terms of the deferred compensation program, participants are eligible to defer current annual incentive compensation to be paid and/or RSUs to be issued in the future. When amounts are deferred, the participant becomes a general unsecured creditor of the Corporation and deferred amounts become subject to claims on the same basis as other general unsecured creditors to the Corporation. The deferred compensation plans provide a means for participants to accumulate funds for retirement or other purposes.
OTHER EXECUTIVE COMPENSATION POLICIES AND GUIDELINES
Plan Terms and Procedures
In 2017, the annual and long-term incentives awarded were established and paid to the NEOs pursuant to the terms of the Ball Corporation 2013 Stock and Cash Incentive Plan and the Ball Corporation Annual EVA® Incentive Compensation Plan, which are administered by the Committee. The 2013 Stock and Cash Incentive Plan was amended and approved by shareholders in April 2017, resulting in the Ball Corporation Amended and Restated 2013 Stock and Cash Incentive Plan. Both the original Ball Corporation 2013 Stock and Cash Incentive Plan and the Ball Corporation Amended and Restated 2013 Stock and Cash Incentive Plan permit grants of cash awards, stock options, SARs or stock awards (e.g., shares, restricted stock and RSUs) in an equivalent manner.
Risk Assessment
The Committee continually reviews the relationship between risk and reward in our compensation programs; both through recurring in-depth reviews and ongoing review of any program changes as they occur. At this time, the Committee does not believe that these compensation programs encourage excessive or inappropriate risk. The Corporation’s internal assessment of risk confirms that our compensation arrangements do not foster undue risk taking. They are performance driven and have strong governance and control mechanisms.
The Committee’s executive compensation Consultant conducted a thorough risk assessment of our executive compensation programs in 2017, and reported on this to the Committee. The Consultant reviews a number of criteria regarding compensation design and governance and whether financial risks, operational risks or reputational risks may be generated through any of our programs, policies or practices. The Consultant concluded that they did not identify any elements within Ball’s compensation programs and processes that pose material risk to the Corporation. The basis for the Consultant’s conclusion is that the Corporation’s incentive plans and processes are well designed, diversified and appropriately structured to mitigate risk without diluting incentives for high performance.
Stock Ownership Guidelines
Consistent with its stock ownership philosophy, the Corporation has established guidelines for senior management. The 2017 stock ownership guidelines (minimum requirements) are as follows:
Executive	Ownership Multiple (of Base Salary)
CEO	5 times
CFO, EVPs and SVPs	3 times
Other Executives	1 to 2 times
As of December 31, 2017, all executive officers including the NEOs have met their ownership guidelines. Furthermore, the Corporation has established a stock ownership guideline for each nonmanagement director, equal to five times their annual fixed retainer amount, and all have met their ownership guidelines with the exception of Ms. Ross, who joined the Board in October 2017 and is in the process of attaining shares within the required period.
Anti-Hedging Policy
The Corporation does not allow an executive or director to lock in some or all of any company share price appreciation, which would neutralize the economic risk associated with holding Ball Corporation common stock. However, executives and directors are permitted to use contracts to purchase or sell Ball Corporation common stock including pursuant to SEC

Rule 10b5-1, subject to preapproval and applicable rules. Put and call options and other hedging transactions involving Corporation stock (including selling the stock “short”) are not permitted.
Severance and Change in Control Benefits
The NEOs are covered by arrangements that specify payments in the event the executive’s employment is terminated. The type and amount of payments vary by executive level and whether the termination is following a change in control of the Corporation. These severance benefits, which are competitive with General Industry practices, are payable only if the executive’s employment is terminated as specified in each of the agreements. Further discussion is provided in the “Other Potential Post-Termination Employment Benefits” section.
Accounting and Tax Considerations
When establishing pay elements or associated programs, the Committee reviews projections of the estimated pro forma expense and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element, which in many cases is equal to the performance period, and the Corporation realizes a tax deduction upon payment to and/or realization by the executive.
The Plans are intended to meet the deductibility requirements of Code Section 162(m) as performance-based pay, resulting in amounts paid being tax deductible to the Corporation. Code Section 162(m) generally provides that publicly-held corporations may not deduct in any one taxable year certain compensation in excess of  $1 million paid to the CEO or any other executive officer (other than the CFO as such) whose total compensation is required to be disclosed in the “Summary Compensation Table” by reason of being the next three most highly-compensated executive officers. To the extent that any cash compensation for any NEO, otherwise deductible for a particular tax year, would not be deductible in that year because of the limitations of Code Section 162(m), the Committee has mandated that such compensation will be deferred until retirement; however, the Committee, in its sole discretion, may approve payment of nondeductible compensation from time to time if it deems circumstances warrant it. The U.S. Tax Cuts and Jobs Act, passed in late 2017, amends Code Section 162(m), effective for tax years beginning in 2018. The Corporation and the Committee may make prospective changes to compensation to NEOs and related policies to comply with this legislation and maximize the potential deductibility of such compensation by the Corporation.
In April 2017, the Committee approved one new deferred compensation plan for nonmanagement Directors that incorporates rules applicable to non-qualified deferred compensation as provided by Code Section 409A regulations.
Beginning January 1, 2006, the Corporation began accounting for stock-based awards including current and prior year stock options, SARs, restricted stock and RSUs in accordance with the requirements of Topic 718, which addresses accounting for stock compensation.
In December 2005, the Committee approved three new deferred compensation plans that incorporate rules applicable to non-qualified deferred compensation as provided by Code Section 409A regulations. In 2008, the Corporation reviewed and updated all plans and agreements to conform to Code Section 409A final regulations.
Code Section 280G considerations related to tax reimbursements made to executives for taxes on amounts paid in the event of termination following a change in control are discussed in the narrative to the “Other Potential Post-Termination Employment Benefits” section.
TABLES AND NARRATIVES
Set forth on the following pages are tables showing, for the CEO, CFO and the three other highest paid executive officers of the Corporation, the following: (1) fiscal year 2017 elements of compensation in summary form; (2) equity and non-equity incentives awarded in 2017; (3) outstanding stock options and stock awards held as of December 31, 2017; (4) the value realized on stock options or SARs exercised and stock awards that vested during 2017; (5) information regarding non-qualified deferred compensation; (6) projected pension benefit values; and projections for other potential post-termination benefits. The “Director Compensation Table” summarizes the fiscal year 2017 elements of compensation for the Corporation’s nonmanagement directors. Accompanying each table are narratives and/or footnotes intended to further the understanding of the information disclosed in the tables. The tables should be read in conjunction with the CD&A beginning on page  17, which explains the Corporation’s compensation objectives and philosophy, its process for determining executive compensation and a description of the elements of compensation.

SUMMARY COMPENSATION TABLE
The “Summary Compensation Table” represents all fiscal year 2017 elements of compensation for the Corporation’s NEOs including:
•
Base salary earned,

•
Awards earned under the Annual EVA® Incentive Compensation Plan for 2017 performance,

•
Awards earned under the LTCIP for the three-year performance period ended in 2017,

•
Fair value of PC-RSU and/or other RSU awards granted in 2017, including the one-time awards under the SAIP, calculated in accordance with Topic 718, and

•
Fair value of SAR awards granted in 2017, calculated in accordance with Topic 718.

For additional information regarding the SAIP awards, please refer to the “Other One-Time Incentives to Drive a Successful Integration and an Ownership-Based Culture” sections of this proxy.
The 2017 payout factors used to determine the amounts earned for the Annual EVA® Incentive Compensation Plan and LTCIP for the NEOs are provided in the “2017 Performance Outcome” column under “Elements of Ball’s Executive Compensation Program and 2017 Performance.”
In addition to these elements of compensation, the table also presents the change in 2017 in the value of pensions payable at age 65 for the NEOs as well as above-market earnings associated with non-qualified deferred compensation. Certain of the Corporation’s predecessor deferred compensation plans provide for an interest rate that is equal to the Moody’s Seasoned Corporate Bond Index (“Moody’s”) and in some plans, an interest rate that is 5 percentage points higher than Moody’s, and in others, a fixed interest rate equal to 9%. No additional deferrals are permitted into these plans. Any earnings credited to accounts within plans that provide the Moody’s rate plus 5 percentage points and/or the 9% fixed interest that is in excess of above-market earnings that would have been credited at a rate that is 120% of the applicable federal long-term rate have been classified as above-market earnings on deferred compensation.
The “All Other Compensation” column represents the sum of the values of:
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Perquisites and other personal benefits,

•
Corporation contributions to defined contribution plans or deferred compensation plans,

•
Corporation-paid insurance premiums, and

•
Company match of securities purchases pursuant to the Corporation’s broad-based Employee Stock Purchase Plan (“ESPP”).

The individual values are disclosed in the “All Other Compensation Table” that follows the “Summary Compensation Table.”
Details regarding post-termination compensation are discussed in the section entitled “Other Potential Post-Termination Employment Benefits.”

Summary Compensation Table
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
John A. Hayes Chairman, President and CEO	2017	$1,267,423	$—	$4,335,590	$2,399,996	$4,584,654	$282,496	$62,495	$12,932,654
	2016	$1,238,615	$—	$3,278,877	$2,310,256	$3,988,186	$291,439	$81,860	$11,189,233
	2015	$1,198,462	$—	$2,200,017	$2,200,006	$3,534,326	$99,027	$133,907	$9,365,745
Scott C. Morrison SVP, CFO	2017	$682,071	$—	$1,621,688	$580,003	$1,351,212	$157,742	$46,258	$4,438,974
	2016	$666,728	$—	$1,343,405	$536,052	$1,171,912	$159,716	$64,229	$3,942,042
	2015	$648,751	$—	$1,000,036	$499,996	$1,032,757	$62,951	$68,608	$3,313,099
Daniel W. Fisher SVP, COO Global Beverage Packaging	2017	$543,063	$—	$2,138,897	$399,997	$867,420	$68,121	$28,821	$4,046,319
Charles E. Baker VP, General Counsel and Corporate Secretary	2017	$504,279	$—	$1,090,091	$319,994	$777,852	$189,399	$32,992	$2,914,607
	2016	$492,871	$—	$915,939	$270,023	$672,198	$208,398	$33,980	$2,593,409
	2015	$478,431	$—	$249,981	$250,005	$603,975	$97,438	$35,630	$1,715,460
Lisa A. Pauley SVP, Human Resources and Administration	2017	$475,131	$—	$1,065,614	$339,994	$781,637	$151,901	$41,814	$2,856,091
	2016	$464,443	$—	$1,065,388	$258,020	$659,730	$177,826	$43,042	$2,668,449
	2015	$452,665	$—	$247,996	$248,003	$582,058	$39,679	$39,898	$1,610,299
(1)
Reflects the fair value of PC-RSU awards granted for each reported year, calculated in accordance with Topic 718 assuming the probable outcome. The assumptions used in the calculation of these amounts are included in the Corporation’s Annual Report on Form 10-K in Notes 1 and 17 to the Consolidated Financial Statements for fiscal year ended December 31, 2017. At the maximum number, the values for 2017 PC-RSUs are: Mr. Hayes $4,799,945; Mr. Morrison $1,160,000; Mr. Fisher $800,042; Mr. Baker $639,942, and Ms. Pauley $680,005; and values for 2016 PC-RSUs are: Mr. Hayes $4,619,993; Mr. Morrison $1,072,010; Mr. Fisher $359,981; Mr. Baker $540,037, and Ms. Pauley $515,977.

As noted on pages 22 and 35, although SAIP PRSUs were granted in 2016, they are considered granted in 2017 for accounting purposes and are included in the above Summary Compensation Table. The assumptions used in the calculation of these amounts are included in the Corporation’s Annual Report on Form 10-K in Notes 1 and 17 to the Consolidated Financial Statements for fiscal year ended December 31, 2017. At the maximum number, the values for SAIP PRSUs are: Mr. Hayes $3,871,235; Mr. Morrison $2,083,376; Mr. Fisher $1,783,040; Mr. Baker $1,540,240; and Ms. Pauley $1,451,224. These respective award amounts were based on the Committee’s assessment of each NEO’s anticipated contribution to the integration of the Rexam business and the execution of ancillary opportunities.
(2)
Reflects the fair value of ISO or SAR equity awards granted for each reported year, calculated in accordance with Topic 718. The assumptions used in the calculation of these amounts are included in the Corporation’s Annual Report on Form 10-K in Notes 1 and 17 to the Consolidated Financial Statements for fiscal year ended December 31, 2017.

(3)
Includes payouts from the Annual Incentive Compensation Plan and LTCIP, which were earned in 2017 and paid or deferred in 2018. The detail for each NEO is as follows:

Mr. Hayes—Annual Incentive Compensation Plan $2,771,854; LTCIP $1,812,800; no portion of the annual incentive was deferred in February 2018.
Mr. Morrison—Annual Incentive Compensation Plan $939,212; LTCIP $412,000; and $100,000 of the annual incentive was deferred in February 2018.
Mr. Fisher—Annual Incentive Compensation Plan $735,580; LTCIP $131,840; and $125,000 of the annual incentive was deferred in February 2018.
Mr. Baker—Annual Incentive Compensation Plan $571,852; LTCIP $206,000; and $100,000 of the annual incentive was deferred in February 2018.
Ms. Pauley—Annual Incentive Compensation Plan $577,285; LTCIP $204,352; no portion of the annual incentive was deferred in February 2018.
(4)
The aggregate change in pension value and above-market earnings, on deferred compensation for each NEO, is as follows:

Mr. Hayes—$276,042 aggregate change in pension value and $6,454 above-market earnings on deferred compensation.
Mr. Morrison—$157,742 aggregate change in pension value.
Mr. Fisher—$68,121 aggregate change in pension value.
Mr. Baker—$156,598 aggregate change in pension value and $32,801 above-market earnings on deferred compensation.
Ms. Pauley—$150,913 aggregate change in pension value and $988 above-market earnings on deferred compensation.
The change in pension value includes benefit accruals during 2017 and the impact of changes in assumptions from December 31, 2016, to December 31, 2017. The discount rate for this time period decreased from 3.87% to 3.46%, which increases the present value of the pension benefits.
(5)
May include the value of financial planning services, the incremental cost for the personal use of the corporate aircraft, the value of executive physical examinations, employer contributions to 401(k), employer contributions to the 2005 Deferred Compensation Company Stock Plan, employer paid disability insurance premiums and the value of the Corporation’s match for the ESPP. Additional information for all is included in the “All Other Compensation Table” below.

All Other Compensation Table
NEO	Perquisites and Other Personal Benefits (1)(2)	Payments/ Accruals on Termination Plans	Registrant Contributions to Defined Contribution Plans	Insurance Premiums	Discounted Securities Purchases	Registrant Contributions to Deferred Compensation Plans	Tax Reimburse- ments
John A. Hayes	$29,431	$—	$10,800	$1,064	$1,200	$20,000	$—
Scott C. Morrison	$13,287	$—	$10,800	$971	$1,200	$20,000	$—
Daniel W. Fisher	$—	$—	$10,800	$1,021	$—	$17,000	$—
Charles E. Baker	$—	$—	$10,800	$992	$1,200	$20,000	$—
Lisa A. Pauley	$10,044	$—	$10,800	$970	$—	$20,000	$—
(1)
Includes the costs for financial planning services for Mr. Morrison of  $10,000 and Ms. Pauley of  $7,500, and the incremental costs for the personal use of the corporate aircraft for Mr. Hayes of  $28,581 and Mr. Morrison of  $890.

(2)
The incremental costs of the personal use of our corporate aircraft are determined based on the variable operating costs to the Corporation, including aircraft operating costs, supplies, jet fuel and ancillary costs. Because virtually all aircraft usage is for business travel, this methodology excludes fixed costs that do not change based on usage.

GRANTS OF PLAN-BASED AWARDS TABLE
The “Grants of Plan-Based Awards Table” summarizes the plan-based awards granted by the Corporation to the NEOs during 2017, which includes the following:
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Annual cash incentives pursuant to the Annual Incentive Compensation Plan for the 2017 performance period,

•
Cash-based long-term incentives under the LTCIP for the 2017-2019 three-year performance period,

•
Fair value of PC-RSUs for the 2017-2019 three-year performance period and/or other RSUs, calculated in accordance with Topic 718, and

•
Fair value of stock-settled SARs and/or ISOs, calculated in accordance with Topic 718.

Awards made under the Annual EVA® Incentive Compensation Plan are determined based on EVA® performance. For the NEOs, awards can range from 0% to 200% of target. Amounts earned in excess of 200% are banked and may be paid over time in one-third increments based on corporate and/or operating unit performance.
Awards under the LTCIP are granted on an annual basis and are determined based on the Corporation’s TSR relative to the subset of S&P 500 companies described in the CD&A as well as the Corporation’s ROAIC. The award made in 2017 is for the three-year performance period beginning January 1, 2017, and ending December 31, 2019.
PC-RSUs were granted to the NEOs in 2017. The awards will cliff vest after the performance period if the Corporation’s performance measure and basis for the degree of vesting of the units, which is based on a future target value of absolute EVA® dollars generated in excess of Ball’s 9% after-tax hurdle rate as the capital charge, relative to compound growth rate targets is achieved over a three-year period. PC-RSUs awarded in 2017 have a potential outcome to the executive from 0% to 200%. SARs were granted to the NEOs in 2017. The awards vest annually in 25% increments starting on the first anniversary of the date of grant. If the price of the Corporation’s stock increases during the vesting period, each NEO would receive, upon exercise, a number of shares of Corporation stock that reflects the value of the appreciation over the original grant price.
As described under “Other One-Time Incentives to Drive a Successful Integration and an Ownership-Based Culture,” a DSP opportunity was provided to the NEOs in 2016. While the DSP opportunities were communicated to eligible NEOs and other select managers in 2016, participants may acquire common shares and receive grants of restricted stock units under this DSP offering until May 2018. DSP activity reported in this table for the NEOs simply reflects the execution in 2017 of the award opportunity communicated in 2016. No new opportunities were awarded to NEOs in 2017. As long as the executive continues to hold the newly acquired shares, the RSUs will cliff vest four years from the date of grant; or, if stock ownership guidelines are met, 30% of the shares or units will vest at the end of the second year and third year and 40% will vest at the end of the fourth year.
Dividends or dividend equivalents, for RSUs granted prior to April 26, 2017, are paid quarterly on the number of unvested restricted shares or RSUs accounted for on the record date used for determining dividends payable to shareholders and at the same dividend rate as paid to shareholders. Dividend equivalents related to PC-RSUs granted pursuant to the 2013

Stock and Cash Incentive Plan will be accrued and paid only if the performance condition is achieved and the restrictions on the units lapse. Additionally, dividend equivalents related to all RSUs granted pursuant to the Amended and Restated 2013 Stock and Cash Incentive Plan will be accrued and paid only if the vesting condition is achieved and the restrictions on the units lapse.
The vesting of plan-based awards may be accelerated as described in the narrative to the “Other Potential Post-Termination Employment Benefits Table.”
Grants of Plan-Based Awards Table
NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date per Share Fair Value of All Other Stock Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Equity Incentive Plan Awards or Option Awards ($ per Share)	Grant Date Fair Value of Equity Incentive Plan Awards and Stock and Option Awards (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John A. Hayes	1/1/17 (2)	$0	$1,200,000	$2,400,000
	1/1/17 (3)	$0	$1,711,021	$3,422,042
	1/25/17 (4)				0	62,540	125,080				$38.375	$2,399,973
	1/25/17									281,030	$38.375	$2,399,996
	3/20/17 (5)				0	51,404	102,808				$37.655	$1,935,618
Scott C. Morrison	1/1/17 (2)	$0	$290,000	$580,000
	1/1/17 (3)	$0	$579,761	$1,159,522
	1/25/17 (4)				0	15,114	30,228				$38.375	$580,000
	1/25/17									67,916	$38.375	$580,003
	3/20/17 (5)				0	27,664	55,328				$37.655	$1,041,688
Daniel W. Fisher	1/1/17 (2)	$0	$200,000	$400,000
	1/1/17 (3)	$0	$380,144	$760,288
	1/13/17 (6)							20,000	$38.085
	1/25/17 (4)				0	10,424	20,848				$38.375	$400,021
	1/25/17									46,838	$38.375	$399,997
	3/15/17 (7)							2,286	$37.470
	3/20/17 (5)				0	23,676	47,352				$37.655	$891,520
Charles E. Baker	1/1/17 (2)	$0	$160,000	$320,000
	1/1/17 (3)	$0	$352,995	$705,990
	1/25/17 (4)				0	8,338	16,676				$38.375	$319,971
	1/25/17									37,470	$38.375	$319,994
	3/20/17 (5)				0	20,452	40,904				$37.655	$770,120
Lisa A. Pauley	1/1/17 (2)	$0	$170,000	$340,000
	1/1/17 (3)	$0	$356,348	$712,696
	1/25/17 (4)				0	8,860	17,720				$38.375	$340,003
	1/25/17									39,812	$38.375	$339,994
	3/20/17 (5)				0	19,270	38,540				$37.655	$725,612
(1)
The grant date fair value of equity incentive plan awards, based on the probable outcome of the performance condition, and stock and option awards all calculated in accordance with Topic 718, and as referenced in the Corporation’s Annual Report on Form 10-K in Notes 1 and 17 to the Consolidated Financial Statements for the fiscal year ended December 31, 2017.

(2)
Represents grants made under the LTCIP.

(3)
Represents grants made under the Annual EVA® Incentive Compensation Plan.

(4)
Represents PC-RSUs granted January 25, 2017, at a value of  $38.38 per unit, with an assumption of probable outcome at target if the performance measurements are met.

(5)
Represents SAIP RSUs awarded in 2016, and using a March 20, 2017, grant date for accounting purposes, at a value of  $37.66 per unit, with an assumption of probable outcome at target if the performance measurements are met.

(6)
Represents one-time, service-based RSUs granted to Mr. Fisher in recognition of his promotion to SVP and COO, Global Beverage Packaging.

(7)
Represents RSU grants made in 2017 under the DSP opportunity communicated and awarded in 2016.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2017
The following table outlines the outstanding option awards and stock awards held by the NEOs as of December 31, 2017. The outstanding option awards and stock awards represented in the table were granted to the NEOs over a period of several years, including 2017.
	Option Awards					Stock Awards
NEO	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
John A. Hayes	15,100 (5)	—	—	$12.5280	4/23/2018	24,000	$908,400	250,354	$9,475,899
	366,000 (5)	—	—	$10.0200	1/28/2019
	414,400 (5)	—	—	$12.6130	1/27/2020
	343,920 (5)	—	—	$17.9180	1/26/2021
	418,400 (5)	—	—	$18.8500	1/25/2022
	364,800 (5)	—	—	$22.9650	1/30/2023
	267,000 (5)	89,000 (5)	—	$24.5350	1/29/2024
	154,930 (5)	154,930 (5)	—	$33.0750	2/4/2025
	62,170 (5)	186,512 (5)	—	$33.0500	1/27/2026
	— (5)	281,030 (5)	—	$38.3750	1/25/2027
Scott C. Morrison	6,800	—	—	$10.0200	1/28/2019	26,672	$1,009,535	74,114	$2,805,215
	63,200 (5)	—	—	$10.0200	1/28/2019
	13,600	—	—	$12.6130	1/27/2020
	64,400 (5)	—	—	$12.6130	1/27/2020
	81,200 (5)	—	—	$17.9180	1/26/2021
	800	—	—	$18.8500	1/25/2022
	90,800 (5)	—	—	$18.8500	1/25/2022
	84,400 (5)	—	—	$22.9650	1/30/2023
	63,300 (5)	21,100 (5)	—	$24.5350	1/29/2024
	35,212 (5)	35,210 (5)	—	$33.0750	2/4/2025
	14,426 (5)	43,276 (5)	—	$33.0500	1/27/2026
	— (5)	67,916 (5)	—	$38.3750	1/25/2027
Daniel W. Fisher	1,750 (5)	—	—	$18.8500	1/25/2022	26,386	$998,710	44,384	$1,679,934
	3,500 (5)	3,500 (5)	—	$24.5350	1/29/2024
	11,268 (5)	11,268 (5)	—	$33.0750	2/4/2025
	4,844 (5)	14,534 (5)	—	$33.0500	1/27/2026
	— (5)	46,838 (5)	—	$38.3750	1/25/2027
Charles E. Baker	96,400 (5)	—	—	$10.0200	1/28/2019	16,000	$605,600	44,518	$1,685,006
	64,000 (5)	—	—	$12.6130	1/27/2020
	54,000 (5)	—	—	$17.9180	1/26/2021
	54,000 (5)	—	—	$18.8500	1/25/2022
	47,400 (5)	—	—	$22.9650	1/30/2023
	33,600 (5)	11,200 (5)	—	$24.5350	1/29/2024
	17,606 (5)	17,606 (5)	—	$33.0750	2/4/2025
	7,266 (5)	21,800 (5)	—	$33.0500	1/27/2026
	— (5)	37,470 (5)	—	$38.3750	1/25/2027
Lisa A. Pauley	8,400	—	—	$10.0200	1/28/2019	20,000	$757,000	43,434	$1,643,977
	47,600 (5)	—	—	$10.0200	1/28/2019
	9,200	—	—	$12.6130	1/27/2020
	28,000 (5)	—	—	$12.6130	1/27/2020
	27,400 (5)	—	—	$17.9180	1/26/2021
	40,400 (5)	—	—	$18.8500	1/25/2022
	41,000 (5)	—	—	$22.9650	1/30/2023
	30,900 (5)	10,300 (5)	—	$24.5350	1/29/2024
	17,466 (5)	17,464 (5)	—	$33.0750	2/4/2025
	6,944 (5)	20,830 (5)	—	$33.0500	1/27/2026
	— (5)	39,812 (5)	—	$38.3750	1/25/2027
(1)
The unexercisable stock options and SARs become exercisable in 25% annual increments on the anniversary of the grant date, beginning on the first anniversary.

(2)
The vesting schedule for units not yet vested for each NEO is as follows:

Mr. Hayes—7,200 on September 15, 2018; 7,200 on September 15, 2019; and 9,600 on September 15, 2020.
Mr. Morrison—3,336 on February 13, 2018; 6,000 on September 15, 2018; 3,336 on February 13, 2019; 6,000 on September 15, 2019; and 8,000 on September 15, 2020.

Mr. Fisher—800 on January 15, 2018; 5,000 on February 13, 2018; 2,500 on February 14, 2018; 5,000 on January 13, 2019; 800 on January 15, 2019; 686 on March 15, 2019; 5,000 on January 13, 2020; 686 on March 15, 2020; 5,000 on January 13, 2021; and 914 on March 15, 2021.
Mr. Baker—4,800 on September 15, 2018; 4,800 on September 15, 2019; and 6,400 on September 15, 2020.
Ms. Pauley—6,000 on September 15, 2018; 6,000 on September 15, 2019; and 8,000 on September 15, 2020.
(3)
The market value of shares is based on $37.85, the closing price of Ball Corporation common stock on December 31, 2017.

(4)
The vesting dates for the units attributable to PC-RSUs not yet vested for each NEO for years 2018, 2019 and 2020, contingent on meeting the performance goal of the period ending December 31 in years 2017, 2018 and 2019, respectively, and upon certification of the performance measures by Board, and the vesting dates for the units attributable to SAIP RSUs not yet vested for each NEO, contingent on meeting the performance goals of the period ending December 31, 2019, and upon certification of the performance measures by Board, are as follows:

	~January 31, 2018	~January 31, 2019	~January 31, 2020
Mr. Hayes	66,516	69,894	113,944
Mr. Morrison	15,118	16,218	42,778
Mr. Fisher	4,838	5,446	34,100
Mr. Baker	7,558	8,170	28,790
Ms. Pauley	7,498	7,806	28,130
(5)
Represents a grant of stock-settled SARs.

OPTION EXERCISES AND STOCK VESTED IN 2017
The following table summarizes for each NEO the options exercised and the stock awards vested during 2017. The options that were exercised by each NEO were granted in prior years and became exercisable pursuant to a prescribed vesting schedule. The value realized on exercise reflects the appreciation in the stock price from the option base price on grant date to the exercise date and is reported on a before-tax basis. The shares acquired upon vesting for each NEO were for RSUs granted in prior years that vested pursuant to a prescribed vesting schedule. The value realized reflects the closing stock price on the vesting date and is also reported on a before-tax basis. NEOs can defer the receipt of units of certain awards into the Ball Corporation 2005 Deferred Compensation Company Stock Plan, pursuant to which distributions may take place no earlier than the participant’s separation from service. Information regarding the 2005 Deferred Compensation Company Stock Plan is provided in the “Non-Qualified Deferred Compensation” section that follows. Footnotes are provided to detail circumstances when amounts realized upon vesting were deferred. The value realized on vesting also includes the vested value of dividend equivalents paid during 2017 on outstanding RSUs or payment on accrued dividend equivalent earned for the 2014-2016 PC-RSU period.
	Option Awards		Stock Awards
NEO	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting ($) (1)(2)(3)
John A. Hayes	55,420	$4,177,591	157,600	$6,140,976
Scott C. Morrison	13,249	$999,072	40,738	$1,588,225
Daniel W. Fisher	2,730	$95,280	9,500	$373,367
Charles E. Baker	35,568	$2,060,618	19,800	$776,258
Lisa A. Pauley	13,267	$791,896	18,200	$715,462
(1)
Value realized on vesting is based on the closing stock price on the day the RSUs vested.

(2)
Amounts deferred to the 2005 Deferred Compensation Company Stock Plan upon vesting of stock awards for each NEO was:

Mr. Morrison—Deferred 7,480 vested RSUs valued at $285,212
Mr. Baker—Deferred 7,920 vested RSUs valued at $301,990
Ms. Pauley—Deferred 18,200 vested RSUs valued at $693,966
(3)
Value realized on vesting also includes the value of dividend equivalents vested and paid during 2017 on outstanding RSU balances eligible for dividend equivalents on the record date at a dividend rate equal to that paid to the Corporation’s common shareholders. Dividend equivalents related to PC-RSUs granted pursuant to the Amended and Restated 2013 Stock and Cash Incentive Plan are accrued and paid only if the performance condition is achieved and the restrictions on the units vest. Dividend equivalents paid during 2017 for each NEO was:

Mr. Hayes—$131,688
Mr. Morrison—$38,907
Mr. Fisher—$14,318
Mr. Baker—$21,284
Ms. Pauley—$21,496

NON-QUALIFIED DEFERRED COMPENSATION
The Corporation has four active deferred compensation plans to which eligible participants may make contributions: the 2017 Deferred Compensation Company Stock Plan, the 2005 Ball Corporation Deferred Compensation Plan, the 2005 Ball Corporation Deferred Compensation Company Stock Plan, and the 2005 Ball Corporation Deferred Compensation Plan for Directors.
•
2017 Deferred Compensation Company Stock Plan for Directors—Eligible nonmanagement members of the Corporation’s Board participants may defer payment of a portion or all of their annual incentive compensation, and nonmanagement members of the Corporation’s Board may defer payment of a portion or all of their annual director fees and their RSU awards. Elections to defer annual incentive compensation or director fees are made annually. Participants may also elect to defer the issuance of RSUs. Amounts are deferred or credited to a participant account as stock units with each unit having the value equivalent to one share of Ball Corporation common stock, and participants also receive a 20% Corporation match with a maximum match of  $20,000 per year. Dividend equivalents, applicable to any balance denominated in units, are credited to each participant’s accounts as of each dividend payment date for the Corporation’s common stock. Distributions follow the payment schedule elected by the participant and may commence at a defined point no sooner than six months following separation of service, in the form of a lump sum and/or annual installments ranging between two and 15 years.

•
2005 Deferred Compensation Plan and 2005 Deferred Compensation Plan for Directors—Eligible employee participants may defer payment of a portion or all of their annual incentive compensation, and nonmanagement members of the Corporation’s Board may defer a portion or all of their annual cash director fees; and may also include the deferral of payments of other forms of a NEO’s cash compensation, as mandated by the Committee, to the extent that such compensation would not be deductible in a given year as a result of the limitations of Code Section 162(m). Amounts deferred or credited are notionally invested among various investment funds where the return on the participant’s balance is determined as if the amounts were invested in those funds. The menu of investment funds consists of 24 mutual fund-like investments. The one-year annual rate of return of the funds ranged from 0.6% to 31.7%, and the three-year average annual rate of return of the funds ranged from 0.3% to 14.1%. Distributions are based on the payment schedule elected by the participant, and may occur in service or commence at a defined point no sooner than six months following separation of service, in the form of either a lump sum and/or annual installments ranging between two and 15 years.

•
2005 Deferred Compensation Company Stock Plan—Eligible employee participants may defer payment of a portion or all of their annual incentive compensation. Elections to defer annual incentive compensation are made annually. Participants may also elect to defer their RSU awards. Amounts are deferred or credited to a participant account as stock units with each unit having the value equivalent to one share of Ball Corporation common stock, and participants also receive a 20% Corporation match with a maximum match of  $20,000 per year. Pursuant to specified timing rules, participants may reallocate a prescribed percentage of units to other mutual fund-like investments; however, at least 50% of the balance will remain in stock units until retirement. Dividend equivalents, applicable to any balance denominated in units, are credited to each participant’s accounts as of each dividend payment date for the Corporation’s common stock. Distributions follow the payment schedule elected by the participant and may commence at a defined point no sooner than six months following separation of service, in the form of a lump sum and/or annual installments ranging between two and 15 years.

The basis for investment earnings on prior plans varies as follows:
•
2001 Deferred Compensation Plan and 2002 Deferred Compensation Plan for Directors—Balance is notionally invested in mutual fund-like investments.

•
2000 Deferred Compensation Company Stock Plan—Balance is represented in the form of stock units, with each unit having a value equivalent to one share of Ball Corporation common stock. Dividend equivalents are credited to the account as of each dividend payment date for the Corporation’s common stock.

•
1989 Deferred Compensation Plan—Provides for an annual return equal to the average composite yield on Moody’s for the 12 months ending October 31.

•
1986 Deferred Compensation Plan and 1986 Deferred Compensation Plan for Directors and 1988 Deferred Compensation Plan—Provides for an annual return equal to the average composite yield on Moody’s for the 12 months ending October 31 plus 5 percentage points. Additionally, the 1988 Deferred Compensation Plan includes a fixed rate set by the Corporation at 9% for Company directed deferrals.

•
Ball-InCon Deferred Compensation Plan—Depending on the time of the initial deferral, the plan provides for an annual return equal to the average composite yield on Moody’s for the 12 months ending October 31 or the Moody’s rate plus 5 percentage points.

The following table provides information related to the Corporation’s deferred compensation plans. The “Aggregate Balance at Last FYE” column represents compensation earned, deferred and accumulated by the NEOs over many years and does not represent current year compensation.
Non-Qualified Deferred Compensation Table
NEO	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John A. Hayes	$1,052,823	$20,000	$1,252,114	$—	$27,947,661
Scott C. Morrison	$385,212	$20,000	$479,256	$—	$12,424,898
Daniel W. Fisher	$85,000	$17,000	$2,836	$—	$104,836
Charles E. Baker	$401,990	$20,000	$538,355	$—	$8,562,226
Lisa A. Pauley	$693,966	$20,000	$346,487	$—	$7,914,208
Mr. Hayes—$20,000 of the Registrant Contributions and $6,454 of the Aggregate Earnings are reported as compensation in the “Summary Compensation Table” for fiscal year 2017 and $7,301,193 of the Aggregate Balance was reported as compensation in the “Summary Compensation Table” since 2006. The Aggregate Earnings reflects $882,430 from cash accounts composed of 9,811 based on Moody’s rate plus 5 percentage points and $872,619 based on notional investments in investment funds, plus $369,684 based on an increase in value and dividend equivalents on equity accounts.
Mr. Morrison—$20,000 of the Registrant Contributions is reported as compensation in the “Summary Compensation Table” for fiscal year 2017 and $2,223,963 of the Aggregate Balance was reported as compensation in the “Summary Compensation Table” since 2010. The Aggregate Earnings reflects $300,582 from cash accounts composed of notional investments in investment funds, plus $178,674 based on an increase in value and dividend equivalents on equity accounts.
Mr. Fisher—$17,000 of the Registrant Contributions is reported as compensation in the “Summary Compensation Table” for fiscal year 2017. The Aggregate Earnings reflects $2,836 based on an increase in value and dividend equivalents on equity accounts.
Mr. Baker—$20,000 of the Registrant Contributions and $32,801 of the Aggregate Earnings are reported as compensation in the “Summary Compensation Table” for fiscal year 2017 and $2,181,583 of the Aggregate Balance has been reported as compensation in the “Summary Compensation Table” since 2011. The Aggregate Earnings reflects $459,080 from cash accounts composed of 49,857 based on Moody’s rate plus 5 percentage points, 1,811 based on Moody’s rate and $407,412 based on notional investments in investment funds, plus $79,275 based on an increase in value and dividend equivalents on equity accounts.
Ms. Pauley—$20,000 of the Registrant Contributions and $988 of the Aggregate Earnings are reported as compensation in the “Summary Compensation Table” for fiscal year 2017 and $1,799,972 of the Aggregate Balance has been reported as compensation in the “Summary Compensation Table” for years 2011 and 2014 through 2016. The Aggregate Earnings reflects $254,364 from cash accounts composed of 1,502 based on Moody’s rate plus 5 percentage points and $252,862 based on notional investments in investment funds, plus 92,123 based on an increase in value and dividend equivalents on equity accounts.
PENSION BENEFITS
Retirement benefits are provided to the NEOs under a qualified salaried defined benefit pension plan and a non-qualified Supplemental Executive Retirement Plan (“SERP”). The “Pension Benefits Table” shows each NEO’s number of years of credited service, present value of accumulated benefits and payments during fiscal year 2017 for the qualified plan and the SERP. The present value of the accumulated benefit is the December 31, 2017, value of the annual benefit that was earned as of December 31, 2017.
The Corporation offers two qualified salaried defined benefit pension plans in the U.S. that provide the same benefits. One plan covers its Aerospace subsidiary’s salaried employees and the other covers all other U.S. salaried employees. The NEOs are covered under the latter. The qualified plans were designed to provide tax-qualified pension benefits that are generally available to all U.S. salaried employees. Effective January 1, 2007, the Corporation changed the formula by which the accrued pension benefit under the plans is determined. Prior to January 1, 2007, the accrued pension benefit expressed as a monthly annuity payable at age 65 was based on final average salary, covered compensation and years of service. Effective January 1, 2007, the accrued pension benefit is a monthly annuity that is equivalent to a lump sum payable when the participant reaches age 65 calculated on base salary each year, the Social Security Wage Base (“SSWB”) and a multiple based on years of service. Payments of accrued benefits earned may be in the form of an annuity, lump sum or a combination of both, depending on the election of the participant at retirement. The Corporation also sponsors a non-qualified SERP that mirrors the pension plans and is designed to replace the benefits that would have been provided under the pension plans if they were not subject to IRS-imposed limits. Under the Code, the maximum permissible benefit from the qualified plans for retirement in 2017 is $215,000 and annual compensation exceeding $270,000 in 2017 cannot be considered in computing the maximum permissible benefit under the plans.
Terms for U.S.-Accrued Benefits Prior to January 1, 2007
The monthly accrued benefit for benefits earned prior to January 1, 2007, was determined according to the following formula:
•
1% times Final Monthly Average Salary plus 0.5% times Final Monthly Average Salary in excess of Covered Compensation times Benefit Service through December 31, 2006, up to a maximum of 35 years, where

•
Salary is defined to be a NEO’s monthly base salary excluding bonus and incentive compensation.

Final Monthly Average Salary is calculated based on the highest average for any 60 consecutive months out of the last 120 months through December 31, 2006.
Covered Compensation is an average of the SSWB in effect during a NEO’s career. The SSWB is the maximum monthly amount of income on which FICA taxes are due. The years included in the average are the 35 years ending in the year the NEO is eligible for an unreduced social security benefit. This portion of the benefit formula accounts for the fact that social security does not cover earnings over a certain level.
Benefit Service is a NEO’s service as a salaried employee with the Corporation plus any service with a predecessor plan as appropriate. Participants are 100% vested in their benefit at the time they are credited with five or more years of service with the Corporation.
Normal retirement age under the plan is 65 with a minimum of five years of benefit service, but a participant may elect to receive payment upon termination or at any time after reaching age 55. Benefits paid before age 65 are subject to reduction based on the age and service at termination. Participants who terminate employment after age 55 with at least ten years of vesting service will receive a reduction of benefit equal to 4% for each year that benefit commencement age precedes age 65 but is greater than age 60, and a 6% reduction for each year that benefit commencement age precedes age 60. Benefits for participants not meeting these requirements are reduced for payment prior to age 65 on an actuarial equivalent basis.
Terms for U.S.-Accrued Benefits Beginning January 1, 2007
The monthly annuity, which is the equivalent of a lump sum benefit payable at age 65, is based on a percentage of the participant’s base pay each year as follows:
If, at the beginning of the year, benefit service is:	Annual lump sum benefit accrued and payable at age 65
0 to 9 full years of benefit service	11.5% of base pay + 5% of base pay over 50% of SSWB (1)
10 to 19 full years of benefit service	13.0% of base pay + 5% of base pay over 50% of SSWB (1)
20 or more full years of benefit service	15.0% of base pay + 5% of base pay over 50% of SSWB (1)
(1)
SSWB is the maximum earnings on which the participant pays FICA tax each year. This portion of the pension formula accounts for the fact that social security does not cover earnings over a certain level.

Base pay is the NEO’s base salary during the calendar year excluding incentive compensation, severance pay or vacation payouts.
Upon termination or retirement, the vested pension benefit accrued beginning January 1, 2007, may be paid to the participant in either a lump sum or an annuity. If the benefit is paid prior to age 65, the benefit will be reduced 5% compounded annually for each year the payment is made before such age.
Terms for U.S. SERP Accrued Benefits
Since the SERP mirrors the U.S. qualified pension plan, the formulas for deriving the SERP accrued benefits are the same as those described for the pension plans; however, the amount of retirement benefit the participants receive is equal to the difference between the benefit calculated without IRS limits and the benefit calculated with IRS limits. Effective January 1, 2007, the SERP was amended by the Committee to provide participants with benefits accrued as of

December 31, 2006, a one-time option to elect the form of payment under which the participant will receive benefits in the future. The payment options available consist of various annuities and a lump sum. For all SERP benefits accrued beginning January 1, 2007, participants will receive benefits only in the form of a lump sum. In accordance with Code Section 409A, payments from the SERP will commence six months after termination of employment. The SERP was also amended to provide that when determining lump sum payments, the SERP would use the same assumptions that exist in the salaried retirement plans except that the interest rate used shall be equal to four-fifths of the interest rate used to determine lump sum benefits under those salaried retirement plans in recognition that payments from the SERP cannot be rolled into a tax-deferred account such as an IRA.
Present Value Assumptions
The Present Value of Accumulated Benefit reported in the Pension Benefits table is based on the following assumptions, which are consistent with those used for the Corporation’s Consolidated Financial Statements on Ball Corporation’s Form 10-K for fiscal year ending December 31, 2017:
Discount Rate at December 31, 2017	3.46% for U.S. accounting assumptions
Mortality	RP-2000 Mortality Table—projected generationally from 2004
Preretirement Decrements	None
Qualified Form of Pension Payment	Life Only Annuity—40% and Lump Sum—60%
Pension Benefits Table
NEO	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John A. Hayes	U.S. Qualified	18.88	$490,812	$—
	U.S. SERP	18.88	$958,908	$—
Scott C. Morrison	U.S. Qualified	17.26	$500,560	$—
	U.S. SERP	17.26	$354,171	$—
Daniel W. Fisher	U.S. Qualified	7.86	$154,385	$—
	U.S. SERP	7.86	$48,939	$—
Charles E. Baker	U.S. Qualified	24.46	$823,683	$—
	U.S. SERP	24.46	$331,249	$—
Lisa A. Pauley	U.S. Qualified	30.00	$835,979	$—
	U.S. SERP	30.00	$168,785	$—
OTHER POTENTIAL POST-TERMINATION EMPLOYMENT BENEFITS
This section provides information related to the potential post-termination employment benefits that could be payable or due to the NEOs under various termination scenarios. Such potential benefits payable or due may result from the Corporation’s obligation to the executive under (1) any existing compensation and benefit plan, policy, practice or program of the Corporation that is generally available to all participants, or (2) under any agreement specifically entered into by the Corporation and the executive.
In general, the compensation and benefit elements provided to employees, including the NEOs, are governed by provisions, terms or procedures of plan documents, policies and practices that define the rights of and the obligations due to the participant in the case of termination of employment. These provisions, terms or procedures apply to all employees, including the NEOs, receiving such compensation or benefit. Such compensation and benefit elements would include annual incentive compensation, long-term cash incentives, long-term equity incentives, retirement benefits and deferred compensation.
The Corporation has entered into certain severance benefit and change-in-control agreements with the NEOs which contain provisions that require the Corporation to provide post-termination payments or benefits to each executive in the event of termination of employment without cause or termination following a change in control of the Corporation. The respective agreements with the NEOs contain customary noncompete provisions, non-solicitation provisions, non-disparagement provisions and confidentiality covenants, and were amended and restated in 2008 to conform to Code Section 409A. The Corporation does not have employment agreements with any of the NEOs. The key provisions, terms or procedures that would apply to the NEOs for the various compensation and benefit elements under various termination scenarios are summarized below. It is followed by another table containing an estimate of the compensation payable or the value of compensation elements due to the NEOs under the various termination scenarios assuming termination was effective at the end of the fiscal year 2017.
Post-Termination Employment Benefits Summary
Component	Voluntary or Termination for Cause	Death	Disability	Termination Without Cause	Termination Following a Change in Control
Cash Severance	No additional benefits received.	No additional benefits received.	No additional benefits received.	CEO—2 times base salary plus target annual incentive.	All NEOs—2 times base salary plus target annual incentive, which is paid in a lump sum.
All Other NEOs—1.25 to 1.5 times base salary plus target annual incentive.
Form of payment is a lump sum to all NEOs.
Treatment of Annual Incentives	If termination occurs mid-performance period, other than for cause, NEOs with combined age and service years of 70 or above (minimum age of 55) receive a prorated portion of the award at the end of the performance period contingent on meeting the performance goal. If termination is for cause, then any payment is forfeited.	If death occurs mid-performance period, NEOs’ beneficiaries receive a prorated portion of the award at the end of the performance period contingent on meeting the performance goal.	If disability occurs mid-performance period, NEOs receive a prorated portion of the award at the end of the performance period contingent on meeting the performance goal.	If terminated mid-performance period, NEOs receive a prorated portion of the award at the end of the performance period contingent on meeting the performance goal.	If terminated mid-performance period, NEOs receive a prorated portion of the target award.
Treatment of Long-Term Cash Incentives	Awards granted prior to 2017: If termination occurs mid-performance period, NEOs age 55 or above receive a prorated portion of the award at the end of the performance period contingent on meeting the performance goal. Awards granted after 2016: Similar to awards granted prior to 2017, except retirement age/service is defined as NEOs with combined age and service years of 70 or above (minimum age of 55), and payments are forfeited if termination is for cause.	If death occurs mid-performance period, NEOs’ beneficiaries receive a prorated portion of the award at the end of the performance period contingent on meeting the performance goal.	If disability occurs mid-performance period, NEOs receive a prorated portion of the award at the end of the performance period contingent on meeting the performance goal.	Awards granted prior to 2017: If termination occurs mid-performance period, NEOs age 55 or above receive a prorated portion of the award at the end of the performance period contingent on meeting the performance goal. Awards granted after 2016: Similar to awards granted prior to 2017, except retirement age/service is defined as NEOs with combined age and service years of 70 or above (minimum age of 55).	NEOs receive a lump sum payment based on the performance at the end of the calendar year immediately preceding the change in control.
Treatment of Restricted Stock Units	All unvested RSUs are forfeited.	All unvested RSUs vest.	All unvested RSUs vest.	All unvested RSUs are forfeited.	All unvested RSUs vest.

Component	Voluntary or Termination for Cause	Death	Disability	Termination Without Cause	Termination Following a Change in Control
Treatment of Performance- Contingent RSUs	Awards granted prior to 2017: For NEOs age 55 or above with 15 years of service or age 60 or above with 10 years of service, and who have signed a noncompetition agreement, unvested RSUs will vest on the vest date if the performance measure is achieved. Awards granted after 2016: Similar to awards granted prior to 2017, except retirement age/service is defined as NEOs with combined age and service years of 70 or above (minimum age of 55), and awards are forfeited if termination is for cause.	All unvested RSUs vest at the end of the performance period, if the performance measure is achieved.	All unvested RSUs vest at the end of the performance period, if the performance measure is achieved.	Awards granted prior to 2017: For NEOs age 55 or above with 15 years of service or age 60 or above with 10 years of service, and who have signed a noncompetition agreement, unvested RSUs will vest on the vest date if the performance measure is achieved. Awards granted after 2016: Similar to awards granted prior to 2017, except retirement age/service is defined as NEOs with combined age and service years of 70 or above (minimum age of 55).	All unvested RSUs vest.
Treatment of Stock Options/SARs	Awards granted prior to 2017: For NEOs age 55 or above with 15 years of service or age 60 or above with 10 years of service and who have signed a noncompetition agreement, unvested options/SARs will continue to vest under the normal schedule and options/SARs will remain exercisable for a maximum of 5 years (ISO tax treatment is only available for 90 days). For all other NEOs, unvested options/SARs are forfeited and vested options/SARs remain exercisable for a maximum of 30 days. Awards granted after 2016: Similar to awards granted prior to 2017, except retirement age/service is defined as NEOs with combined age and service years of 70 or above (minimum age of 55), and awards are forfeited if termination is for cause.	All options/SARs vest.	Options/SARs continue to vest pursuant to the original vesting schedule.	Awards granted prior to 2017: For NEOs age 55 or above with 15 years of service or age 60 or above with 10 years of service and who have signed a noncompetition agreement, unvested options/SARs will continue to vest under the normal schedule and options/SARs will remain exercisable for a maximum of 5 years (ISO tax treatment is only available for 90 days). For all other NEOs, unvested options/SARs are forfeited and vested options/SARs remain exercisable for a maximum of 30 days. Awards granted after 2016: Similar to awards granted prior to 2017, except retirement age/service is defined as NEOs with combined age and service years of 70 or above (minimum age of 55).	All options/SARs vest and in lieu of common stock issuable upon exercise, the NEOs are paid a lump sum amount equal to the number of outstanding shares underlying the options/SARs times the excess of the closing stock price on the date of termination over the exercise price.

Component	Voluntary or Termination for Cause	Death	Disability	Termination Without Cause	Termination Following a Change in Control
Treatment of Special Acquisition-Related Incentive Program RSUs	NEOs with combined age and service years of 70 or above (minimum age of 55), and who have signed a noncompetition agreement, will receive a prorated portion of unvested RSUs on the vest date if the performance measure is achieved. If termination is for cause, then any award is forfeited.	All unvested RSUs vest at the end of the performance period, if the performance measure is achieved.	All unvested RSUs vest at the end of the performance period, if the performance measure is achieved.	NEOs with combined age and service years of 70 or above (minimum age of 55), and who have signed a noncompetition agreement, will receive a prorated portion of unvested RSUs on the vest date if the performance measure is achieved.	All unvested RSUs vest.
Treatment of Deposit Share Program RSUs	NEOs with combined age and service years of 70 or above (minimum age of 55) receive a prorated portion of unvested RSUs, unless terminated for cause. If termination is for cause, then any award is forfeited.	All unvested RSUs vest.	All unvested RSUs vest.	NEOs with combined age and service years of 70 or above (minimum age of 55) receive a prorated portion of unvested RSUs.	All unvested RSUs vest.
Retirement Benefits	No additional benefits received.	No additional benefits received.	No additional benefits received.	CEO—Paid a lump sum amount equal to an additional 2 years of service credited.	All NEOs—Paid a lump sum amount equal to an additional 2 years of service credited.
All Other NEOs—Paid a lump sum amount equal to an additional 1.25 to 1.5 years of service credited.
Health and Welfare Benefits	No additional benefits received.	No additional benefits received.	Continued for period of disability.	CEO—Continued for 2 years.	All NEOs—Continued for 2 years.
All Other NEOs—Continued for 1.25 to 1.5 years.
Other Benefits	For all NEOs, financial planning services valued at up to $10,000 per year for 2 years.	No additional benefits received.	For all NEOs, long-term disability payment of up to $15,000 per month.	For all NEOs, outplacement benefits valued at $20,000 and financial planning services valued at up to $10,000 per year for 2 years.	For all NEOs, outplacement benefits valued at $20,000 and payment for excise taxes incurred as a result of Code Section 280G excess payments, if applicable.
A termination without cause will be triggered if the NEO is terminated in either an Actual Termination not for cause or a Constructive Termination. An Actual Termination is any termination by the Corporation for reasons other than death or disability or for cause or by the executive for reasons other than Constructive Termination. A Constructive Termination means, in general terms, any significant reduction in duties, compensation or benefits or change of office location from those in effect immediately prior to the change in control, unless agreed to by the executive.
Payments associated with a termination following a change in control will be triggered if both of the following two events occur:
1.
A change in control occurs. A “change in control” can occur by virtue, in general terms, of an acquisition by any person of 30% or more of the Corporation’s voting shares, a merger in which the shareholders of the Corporation before the merger own 50% or less of the Corporation’s voting shares after the merger, shareholder approval of a plan of liquidation or a plan to sell or dispose of substantially all of the assets of the Corporation, and if, during any two-year period, directors at the beginning of the period fail to constitute a majority of the Board.

2.
The executive is terminated in either an Actual Termination or a Constructive Termination not for cause.

With respect to change-in-control agreements executed prior to 2010, in the event benefits are paid because of a change in control and such benefits are subject to Code Section 280G, the Corporation would reimburse the executive for such excise taxes paid, together with taxes incurred as a result of such reimbursement. Beginning in 2010, all newly executed change-in-control agreements do not include excise tax reimbursement.
The table below represents the amounts potentially payable to the NEOs under various termination scenarios. The values assume termination on December 31, 2017, with stock awards and unexercisable stock options benefit values based on the Corporation’s December 31, 2017, stock price of  $37.85 and performance-based RSUs (SAIP and PC-RSUs) using a payout at target.
Estimated Post-Termination Employment Benefits Table
NEO		Voluntary	Death	Disability	Without Cause	For Cause	Change in Control
John A. Hayes	Cash Severance	$—	$—	$—	$2,534,849	$—	$2,534,849
	Long-Term Cash Incentive	—	1,588,905	1,588,905	—	—	1,588,905
	Outstanding Stock Awards	—	908,400	908,400	—	—	908,400
	Outstanding Performance Awards	—	9,475,899	9,475,899	—	—	9,475,899
	Unexercisable Stock Options	—	2,820,083	2,820,083	—	—	2,820,083
	Retirement Benefits	—	—	—	288,302	—	288,302
	Health & Welfare	—	—	—	41,464	—	43,408
	Perquisites	20,000	—	—	40,000	—	20,000
	Total	$20,000	$14,793,287	$14,793,287	$2,904,615	$—	$17,679,846
Scott C. Morrison	Cash Severance	$—	$—	$—	$1,023,108	$—	$1,364,145
	Long-Term Cash Incentive	372,647	372,647	372,647	372,647	268,000	372,647
	Outstanding Stock Awards	254,882	1,009,535	1,009,535	254,882	—	1,009,535
	Outstanding Performance Awards	2,206,655	2,805,215	2,805,215	2,206,655	1,186,068	2,805,215
	Unexercisable Stock Options	656,799	656,799	656,799	656,799	656,799	656,799
	Retirement Benefits	—	—	—	126,391	—	176,590
	Health & Welfare	—	—	—	32,446	—	45,607
	Perquisites	20,000	—	—	40,000	—	20,000
	Total	$3,510,983	$4,844,196	$4,844,196	$4,712,928	$2,110,867	$6,450,538
Daniel W. Fisher	Cash Severance	$—	$—	$—	$814,595	$—	$1,086,127
	Long-Term Cash Incentive	—	160,353	160,353	—	—	160,353
	Outstanding Stock Awards	—	998,710	998,710	912,185	—	998,710
	Outstanding Performance Awards	—	1,679,934	1,679,934	—	—	1,679,934
	Unexercisable Stock Options	—	170,170	170,170	—	—	170,170
	Retirement Benefits	—	—	—	54,658	—	77,178
	Health & Welfare	—	—	—	33,026	—	46,385
	Perquisites	20,000	—	—	40,000	—	20,000
	Total	$20,000	$3,009,167	$3,009,167	$1,854,464	$—	$4,238,857
Charles E. Baker	Cash Severance	$—	$—	$—	$630,350	$—	$1,008,559
	Long-Term Cash Incentive	192,490	192,490	192,490	192,490	135,000	192,490
	Outstanding Stock Awards	203,898	605,600	605,600	203,898	—	605,600
	Outstanding Performance Awards	1,242,502	1,685,006	1,685,006	1,242,502	595,305	1,685,006
	Unexercisable Stock Options	337,837	337,837	337,837	337,837	337,837	337,837
	Retirement Benefits	—	—	—	106,291	—	181,353
	Health & Welfare	—	—	—	25,490	—	43,408
	Perquisites	11,000	—	—	31,000	—	20,000
	Total	$1,987,727	$2,820,933	$2,820,933	$2,769,858	$1,068,142	$4,074,253
Lisa A. Pauley	Cash Severance	$—	$—	$—	$712,698	$—	$950,264
	Long-Term Cash Incentive	189,806	189,806	189,806	189,806	129,000	189,806
	Outstanding Stock Awards	254,882	757,000	757,000	254,882	—	757,000
	Outstanding Performance Awards	1,227,059	1,643,977	1,643,977	1,227,059	579,256	1,643,977
	Unexercisable Stock Options	320,519	320,519	320,519	320,519	320,519	320,519
	Retirement Benefits	—	—	—	98,319	—	137,865
	Health & Welfare	—	—	—	30,120	—	42,476
	Perquisites	20,000	—	—	40,000	—	20,000
	Total	$2,012,266	$2,911,302	$2,911,302	$2,873,403	$1,028,775	$4,061,907

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS
The Committee has reviewed the above CD&A and discussed its contents with members of the Corporation’s management. Based on this review and discussion, the Committee has recommended that this CD&A be incorporated by reference in the Corporation’s Annual Report on Form 10-K and as set out in this Proxy Statement.
Georgia R. Nelson
Cynthia A. Niekamp
George M. Smart
Theodore M. Solso
Stuart A. Taylor II
CEO PAY RATIO
The following ratio compares the total annual compensation of our median employee with the total annual compensation of Mr. Hayes, our CEO. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).
The total annual compensation of our median employee, not including our CEO, was $82,329. This total compensation amount includes salary paid in the fiscal year, bonuses, non-equity incentive plan compensation (even if paid in the following fiscal year), change in pension value, company contributions to defined contribution plans and other required compensation per Summary Compensation Table disclosure rules. The total annual compensation of our CEO, as reported in the Summary Compensation Table, was $12,932,654. For 2017, the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee was 157 to 1.
For purposes of the above disclosure, we are required to identify our median employee based upon our total, global workforce. To identify our median-paid employee, from our total, global workforce, we used the following methodology, material assumptions, adjustments, and estimates:
•
As is permitted under SEC rules, to determine our median employee, we used annual base salary as our consistently applied compensation measure (CAGM), rather than total compensation as calculated under the Summary Compensation Table disclosure rules.

•
We determined our median employee as of October 31, 2017, which is within the last three months of 2017, as required by the pay ratio rule.

•
All non-U.S. employees’ pay was converted into USD using an exchange rate based on our determination date of October 31, 2017.

•
We excluded, under the de minimis exception to the pay ratio rule, all employees in India (332), Egypt (192), Poland (178), Myanmar (110) and Finland (104), which in total are 916 employees out of a total of approximately 18,505 employees, or just over 4.9%.

DIRECTOR COMPENSATION
The table set forth below summarizes the 2017 compensation paid to each of the Corporation’s nonmanagement directors. The elements of the nonmanagement director compensation program are evaluated and determined by the Nominating/Corporate Governance Committee, which takes into account market data provided by the Consultant. Effective January 1, 2017, the director compensation program consisted of a $85,000 annual fixed cash retainer, a $15,000 target annual incentive cash retainer, an annual restricted stock award valued at $145,000, an annual committee chair cash retainer of  $15,000 for Nominating/Corporate Governance and Finance Committees, and $20,000 for Human Resources and Audit Committees, and an annual fixed cash retainer of  $25,000 for the lead independent director. The annual incentive retainer is subject to the Corporation’s performance under the same performance measures as the Annual Consolidated EVA® Incentive Compensation Plan, which is based on EVA® principles. The actual amount paid may range from $0 to $30,000. Additionally, newly elected directors are each awarded a one-time grant of RSUs valued at $150,000 upon joining the Board. The elements of deferral for nonmanagement directors are detailed in the “Non-Qualified Deferred Compensation” section. The Director Compensation Table sets out the compensation earned for 2017, with any other compensation payments noted. The Corporation has established a stock ownership guideline for each nonmanagement director equal to five times their annual fixed retainer amount; all directors currently meet this guideline, with the exception of Mr. Heinrich and Ms. Niekamp, who joined the Board in August 2016, and Ms. Ross, who joined the Board in October 2017, and are in the process of attaining shares within the required period.
Director Compensation Table
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert W. Alspaugh	$105,000	$145,003	$—	$24,300	$—	$20,000	$294,303
Michael J. Cave	$86,500	$145,003	$—	$24,300	$—	$4,080	$259,883
Hanno C. Fiedler	$85,000	$145,003	$—	$24,300	$—	$—	$254,303
Daniel J. Heinrich	$85,000	$145,003	$—	$24,300	$—	$17,000	$271,303
R. David Hoover (6)	$100,000	$145,003	$—	$24,300	$—	$20,000	$289,303
Pedro H. Mariani	$85,000	$145,003	$—	$24,300	$—	$—	$254,303
Georgia R. Nelson	$85,000	$145,003	$—	$24,300	$—	$4,080	$258,383
Cynthia A. Niekamp	$85,000	$145,003	$—	$24,300	$—	$—	$254,303
Cathy D. Ross	$21,250	$150,005	$—	$4,594	$—	$—	$175,849
George M. Smart	$85,000	$145,003	$—	$24,300	$—	$—	$254,303
Theodore M. Solso	$125,000	$145,003	$—	$24,300	$—	$20,000	$314,303
Stuart A. Taylor II	$105,000	$145,003	$—	$24,300	$16,090	$—	$290,393
(1)
Values represent fees for annual fixed retainer, committee chair retainer and lead independent director retainer paid under the nonmanagement director compensation program. The value for Mr. Cave includes $1,500 related to a special assignment in 2017. Messrs. Alspaugh, Heinrich, Hoover and Solso deferred payment of their cash fees to the 2005 Deferred Compensation Company Stock Plan.

(2)
Reflects the fair value of RSU awards granted to nonmanagement directors in 2017, calculated in accordance with Topic 718. All nonmanagement directors received an annual award of 3,858 RSUs, using the closing price of the Corporation’s common stock on April 26, 2017, at $37.59 per unit, resulting in a total award value of  $145,003 for each director, excluding Ms. Ross, who received a grant upon joining the Board of 3,495 RSUs on October 24, 2017, at $42.92 per unit, resulting in a total award value of  $150,005.

(3)
Values represent the annual incentive retainer achieved for 2017, which was paid in February 2018, based on a performance factor of 162% applied to the $15,000 target for all nonmanagement directors. Messrs. Alspaugh, Heinrich, Hoover and Solso deferred payment of their 2017 annual incentive retainer in February 2018 to the 2005 Deferred Compensation Company Stock Plan.

(4)
Represents the amount of above-market interest earned under the Corporation’s Deferred Compensation Plans, described in the “Non-Qualified Deferred Compensation” section.

(5)
Values represent corporate contributions for the 20% corporate match, up to a maximum of  $20,000, available under the 2005 Deferred Compensation Company Stock Plan, as described in the “Non-Qualified Deferred Compensation” section.

(6)
Mr. Hoover earned $317,260 of above-market interest on employee-based deferral balances under the Corporation’s Deferred Compensation Plans, excluded from this table.

Additional Footnote Information:
The aggregate number of outstanding stock awards and option awards for each nonmanagement director as of December 31, 2017, are:
Mr. Alspaugh—Stock awards of 75,214
Mr. Cave—Stock awards of 22,854
Mr. Fiedler—Stock awards of 72,590
Mr. Heinrich—Stock awards of 15,858
Mr. Hoover—Stock awards of 38,542; and employee-based outstanding option awards of 1,822,000
Mr. Mariani—Stock awards of 50,542
Ms. Nelson—Stock awards of 83,214
Ms. Niekamp—Stock awards of 15,858
Ms. Ross—Stock awards of 3,495
Mr. Smart—Stock awards of 114,882
Mr. Solso—Stock awards of 128,906
Mr. Taylor—Stock awards of 168,570
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the shares of Common Stock which may be issued under the Corporation’s existing compensation plans, as of December 31, 2017.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders	25,404,206	$24.21	25,404,206
Equity compensation plans not approved by security holders	—	—	—
Total	25,404,206	—	25,404,206
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Corporation’s Board consists of nonemployee directors who are independent under the NYSE Listing Standards and SEC rules.
Management is responsible for the Corporation’s (1) accounting policies; (2) system of internal accounting controls over financial reporting; (3) disclosure controls and procedures; (4) performance of PricewaterhouseCoopers LLP, the independent auditor; (5) Internal Audit Department; and (6) compliance with laws, regulations and applicable ethical business standards. The independent auditor is responsible for performing an audit of the Corporation’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon as well as issuing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.
The Committee’s responsibility is to monitor and oversee the internal controls over financial reporting and disclosure controls and procedures, and to engage and evaluate the independent auditor. Management has represented to the Committee that the financial statements for the Corporation for the year ended December 31, 2017, were prepared in accordance with U.S. GAAP, and the Committee has reviewed and discussed those financial statements with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by the Statement of Auditing Standards, as amended, the PCAOB Auditing Standards and the NYSE Listing Standards.
The Corporation’s independent auditor provided to the Committee on a quarterly basis the written disclosures and letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Committee has discussed with the independent auditor that firm’s independence and that firm’s internal quality control procedures, peer reviews and any investigations or inquiries by governmental or professional authorities disclosed by the independent auditor.
Based upon the Committee’s review and discussion with management and the independent auditor, the representations of management and the disclosures and letter of the independent auditor (as required by PCAOB Rule 3526), the Committee recommended to the Board that the audited Consolidated Financial Statements in the Corporation’s Annual

Report on Form 10-K, including managements and the independent auditor’s opinion of the Corporation’s effectiveness of internal control over financial reporting as of December 31, 2017, be filed with the SEC.
The foregoing report has been furnished by the following members of the Audit Committee:
Robert W. Alspaugh
Michael J. Cave
Hanno C. Fiedler
Daniel J. Heinrich
Cathy D. Ross
Stuart A. Taylor II
VOTING ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018. PricewaterhouseCoopers LLP has been retained as the Corporation’s external auditor continuously for many years. As disclosed in this Proxy Statement, during 2017 PricewaterhouseCoopers LLP rendered audit and non-audit services to the Corporation. The members of the Audit Committee and the Board believe the continued retention of PricewaterhouseCoopers LLP to serve as the independent external auditor is in the best interest of the Corporation and its investors.
We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice.
Representatives of PricewaterhouseCoopers LLP will be present at the 2018 Annual Meeting of Shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.
To approve the selection of auditors, at a meeting at which a quorum is present, more votes must be cast “for” the proposal than are cast “against” it. For this vote, abstentions are considered neither votes “for” nor “against” and will not affect the outcome of the vote.
The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2018.
In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation and our shareholders.

VOTING ITEM 3—ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION
We are asking our shareholders to provide advisory approval of the compensation of our NEOs, as we have described it in the “Executive Compensation” section of this Proxy Statement. We are seeking this approval pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. While this vote is advisory and is not binding on the Corporation, it will provide useful information to our management and our Human Resources Committee regarding our shareholders’ views about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the balance of 2018 and beyond. Following is a summary of some of the key points of our 2017 executive compensation program. Please see the “Executive Compensation Discussion and Analysis” section for more information.
Our executive compensation program has been designed to implement certain core compensation principles, including alignment of management’s interests with our shareholders’ interests to support long-term value creation and pay-for-performance. In the course of establishing the 2017 compensation program and awarding compensation, our management and our Human Resources Committee determined the use of performance-based incentives to motivate our NEOs to achieve current and long-term business goals, after reviewing data and analyses regarding comparable market compensation. Management and the Committee received advice and counsel on the program from an independent consultant, which provided no other services to the Corporation other than those provided directly to or on behalf of the Committee.
At the April 2017 annual meeting, shareholders were asked to approve the Corporation’s fiscal 2016 executive compensation programs. Of those votes included in the tabulation, over 80% voted to approve the proposal. In light of these results, and in consideration of shareholder input obtained from outreach efforts taken in connection with the 2017 meeting, the Human Resources Committee carefully reviewed the Corporation’s executive compensation practices. The Human Resources Committee concluded that the Corporation’s existing executive compensation program continues to be the most appropriate for the Corporation and effective in rewarding executives commensurate with business results.
Summary of 2017 Named Executive Officer Compensation
Our NEOs’ 2017 compensation consisted primarily of the following components which includes base salary, annual EVA® incentive plan awards, LTCIP and awarded value of stock options, SARs and PC-RSUs (in addition to the retirement, health and welfare plans and programs in which all of our full-time employees participate, as well as limited perquisites).
Compensation Component	Key Features	Purpose	2017 Actions
Current Year	Annual Base Salary	Fixed element of pay based on an individual’s primary duties and responsibilities.	Adjustments reflected increases consistent with the Corporation’s merit budget and movement towards market medians; competitive benchmarking applied.
	Annual Economic Value Added (EVA®) Incentive Compensation Plan	Rewards achievement of specified annual corporate and/or operating unit financial goals pursuant to EVA® principles.	Payments reflect positive financial results achieved in 2017.
Long-Term Incentive—Cash	Long-Term Cash Incentive Plan (“LTCIP”)	Promotes long-term creation of shareholder value in absolute terms (“ROAIC”) and relative terms (TSR performance versus a subset of companies in the S&P 500) and provides an executive retention incentive.	Payments reflect strong and positive ROAIC and stock performance over the 3-year period ending December 31, 2017.

Compensation Component	Key Features	Purpose	2017 Actions
Long-Term Incentive—Equity	Stock Options and Stock-Settled Stock Appreciation Rights (“SARs”)	Promotes executive share ownership and long-term corporate performance resulting in the creation of shareholder value.	Awards provided in 2017; competitive benchmarking applied.
	Performance-Contingent Restricted Stock Units (“PC-RSUs”)	Promotes share ownership through the achievement of a future target value of absolute EVA® dollars generated in excess of Ball’s 9% after-tax hurdle rate as the capital charge, which is higher than our actual WACC.	Awards provided in 2017; competitive benchmarking applied.
	Restricted Stock/RSUs	Promotes share ownership, provides a retention incentive and provides long-term incentive for the creation of shareholder value.	Awards provided in 2017, on a limited basis, as disclosed.
Other One-Time Incentives	Special Acquisition-Related Incentive Program (“SAIP”)	Promotes the successful integration of the newly acquired beverage business.	Awarded to all NEOs and certain other members of management in 2017.
	Deposit Share Program (“DSP”)	Promotes executive financial investment in the Corporation, promotes share ownership and provides long-term incentive for performance resulting in the creation of shareholder value.	No new opportunities were awarded to NEOs in 2017 and grants will vest over a 4-year period, subject to satisfying the holding period and employee ownership requirements.
We believe our 2017 executive compensation program reflects best practices and was designed to balance risk and reward. We focus on pay-for-performance in establishing our executive compensation program and setting the plans’ performance metrics. With input from an independent consultant, our Human Resources Committee continued to apply competitive benchmarking (pay and performance) in 2017 relative to the unique structure and needs of the Corporation. Our program seeks to mitigate risks related to compensation and align management’s interests with shareholders’ interests in long-term value creation.
Vote requested. We believe the information we have provided above and within the “Executive Compensation Discussion and Analysis” section of this Proxy Statement demonstrates that our executive compensation program in respect of our NEOs was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, the Board of Directors recommends that shareholders approve the program by approving the following advisory resolution, the results of which will be counted and considered by the board. For this vote, abstentions and broker nonvotes are considered neither votes “for” nor “against” and will not affect the outcome of the vote.
RESOLVED: That the shareholders of Ball Corporation hereby approve, on an advisory basis, the compensation of the individuals identified in the “Summary Compensation Table,” as disclosed in the Ball Corporation 2018 Proxy Statement pursuant to Item 402 of Regulation S-K which disclosure includes the “Executive Compensation Discussion and Analysis” section, the compensation tables and the accompanying footnotes and narratives within the “Executive Compensation Discussion and Analysis” section of such Proxy Statement.
The Board of Directors recommends a vote “FOR” the Advisory (Non-Binding) Vote Approving Executive Officer Compensation.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
To be eligible for inclusion in the Corporation’s Proxy Statement for the 2019 Annual Meeting of Shareholders, proposals of shareholders must be in writing and be received by the Corporate Secretary at the Corporation’s principal executive offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, by November 14, 2018.
If a shareholder desires to bring business before the 2019 Annual Meeting of Shareholders, which is not the subject of a proposal submitted for inclusion in the Proxy Statement, the shareholder must notify the Corporation of the shareholder’s proposal, which must be delivered to or mailed and received at the principal executive offices of the Corporation between December 26, 2018, and January 25, 2019, or the proposal may be considered untimely. The appointed proxies may exercise their discretionary authority to vote previously solicited proxies against such proposal if it is raised at the 2019 Annual Meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To our knowledge, based solely upon a review of the copies of the forms furnished to the Corporation, and/or written representations from certain reporting persons, the Corporation believes that all filing requirements under Section 16(a) applicable to its officers and directors were met during the fiscal year ended December 31, 2017, except, as the result of administrative errors, Mr. Heinrich’s deferral of director fee contributions into Ball Corporation’s Deferred Compensation Company Stock Plan on March 15, 2017, and June 15, 2017, were not timely reported and were corrected by a Form 4 Amendment filed on November 2, 2017. Also, as a result of an administrative error, Mr. Fisher’s sale of 980 shares on December 19, 2017, was not reported until December 22, 2017.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This could be applicable to you if you request a paper copy of these proxy materials after you receive notice of Internet access to the proxy materials.
A number of brokers with account holders who are shareholders may be householding our proxy materials, to the extent such shareholders have given their prior express or implied consent in accordance with SEC rules. A single Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker to discontinue householding and direct your written request to receive a separate Proxy Statement and Annual Report to the Corporation at: Ball Corporation, Attention: Investor Relations, 10 Longs Peak Drive, Broomfield, Colorado 80021 or call Investor Relations at 303-460-5727. Shareholders who currently receive multiple copies of the Proxy Statement and Annual Report at their address and would like to request householding of their communications should contact their broker.

SOLICITATION AND OTHER MATTERS
The Corporation will pay the cost of soliciting proxies. Georgeson Inc. has been retained to assist in the solicitation of proxies for a fee of  $8,000. In addition to solicitations by mail, proxies also may be solicited personally, or by telephone or electronic means by some directors, officers and regular employees of the Corporation, without additional compensation, as well as by employees of Georgeson Inc. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material, Annual Report and other shareholder materials to the beneficial owners of common stock where those owners request such materials.
As of the date of this Proxy Statement, the Board of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. However, the persons named in the accompanying proxy shall have authority to vote such proxy as to any other matters that properly come before the meeting and as to matters incidental to the conduct of the meeting, according to their discretion.
By Order of the Board of Directors,
Charles E. Baker
Corporate Secretary
March 14, 2018
Broomfield, Colorado

EXHIBIT A—BALL CORPORATION BYLAWS
Section C. Director Resignation Policy.
In an uncontested election of directors of the corporation, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within ten (10) days following the certification of the shareholder vote, tender his or her written resignation to the chairman of the board for consideration by the Nominating/Corporate Governance Committee (the “Committee”). As used in this Section C, an “uncontested election of directors of the corporation” is an election in which the only nominees are persons nominated by the board of directors of the corporation.
The Committee will consider such tendered resignation and, within sixty (60) days following the certification of the shareholder vote, will make a recommendation to the board of directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the board, the Committee will consider all factors deemed relevant by the members of the Committee.
The Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the “withheld” votes.
The board of directors of the corporation will take formal action on the Committee’s recommendation no later than ninety-five (95) days following the certification of the shareholder vote. In considering the Committee’s recommendation, the board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the board deems relevant.
Following the board’s decision on the Committee’s recommendation, the corporation, within four (4) business days after such decision is made, will publicly disclose, in a Current Report on Form 8-K filed with the Securities and Exchange Commission, the board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the board’s reason or reasons for its decision.
No director who, in accordance with this Section C, is required to tender his or her resignation, shall participate in the Committee’s deliberations or recommendation, or in the board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director. If a majority of the members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election, then the independent directors then serving on the board of directors who received a greater number of votes “for” their election than votes “withheld” from their election, and the directors, if any, who were not standing for election, will appoint an ad hoc board committee from among themselves (the “Ad Hoc Committee”), consisting of such number of directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Committee and perform the Committee’s duties for purposes of this Section C. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three directors would be eligible to serve on it, the entire board of directors (other than the director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Committee and without the creation of an Ad Hoc Committee.
A-1

BALL CORPORATION
10 LONGS PEAK DRIVE
BROOMFIELD, COLORADO 80021-2510

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000358094_1 R1.0.1.17 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Robert W. Alspaugh 02 Michael J. Cave 03 Pedro Henrique Mariani BALL CORPORATION ATTN: CHARLES E. BAKER 10 LONGS PEAK DRIVE BROOMFIELD, CO 80021-2510 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/24/2018 for shares held directly and by 11:59 P.M. ET on 04/22/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports/10-Ks electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/24/2018 for shares held directly and by 11:59 P.M. ET on 04/22/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3.. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for 2018. 3. To approve, by non-binding vote, the compensation paid to the named executive officers. NOTE: The proxies will have discretionary authority, to the extent permitted by law, to act and vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000358094_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at www.proxyvote.com BALL CORPORATION Annual Meeting of Shareholders April 25, 2018 This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Daniel J. Heinrich, Cynthia A. Niekamp, and Theodore M. Solso, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Ball Corporation that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 7:30 A.M. MDT on April 25, 2018, at the Ball Corporation headquarters, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS IN ITEM 1, FOR EACH PROPOSAL IN ITEMS 2 AND 3. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side